UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Cornerstone OnDemand, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 21, 2021

Dear Cornerstone OnDemand, Inc. Stockholders:

You are cordially invited to attend our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held virtually on Tuesday, June 8, 2021 at 1:00 p.m. Pacific Time at www.virtualshareholdermeeting.com/CSOD2021.

At the Annual Meeting, stockholders will be asked to vote on the proposals set forth in the Notice of 2021 Annual Meeting of Stockholders and described in the accompanying proxy statement.

It is important that your shares of Cornerstone common stock are represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to carefully review the proxy materials and to vote your shares: “FOR” the election of each of the 10 director nominees nominated by our board of directors to serve until our next annual meeting of stockholders; “FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Thank you for your continued support of Cornerstone OnDemand, Inc.

Sincerely,

/s/ Philip S. Saunders Philip S. Saunders Chief Executive Officer	/s/ Elisa A. Steele Elisa A. Steele Co- Chair of the Board of Directors /s/ Adam L. Miller Adam L. Miller Co- Chair of the Board of Directors

CORNERSTONE ONDEMAND, INC.

1601 Cloverfield Blvd., Suite 620 South

Santa Monica, California 90404

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, June 8, 2021

at 1:00 p.m. Pacific Time

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Cornerstone OnDemand, Inc., a Delaware corporation, will be held virtually on Tuesday, June 8, 2021 at 1:00 p.m. Pacific Time at www.virtualshareholdermeeting.com/CSOD2021 and, if applicable, at any adjournments or postponements thereof. At the Annual Meeting, our stockholders will be asked:

1	To elect our 10 nominees for director named herein to serve until our next annual meeting of stockholders or until their respective successors are duly elected and qualified;

2	To approve, on an advisory basis, the compensation of our named executive officers;

3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The accompanying proxy statement more fully describes these proposals.

We have elected to take advantage of a U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the cost of printing and distributing our proxy materials without affecting our stockholders’ timely access to this important information. Accordingly, unless you have previously requested to receive our proxy materials in paper form, you should have received a Notice of Internet Availability of Proxy Materials (the “Notice”), which we expect to mail on or about April 21, 2021. The Notice explains how to access our proxy materials and vote by telephone or over the Internet.

Our board of directors has fixed the close of business on April 16, 2021 as the record date for the Annual Meeting. Only stockholders of record on April 16, 2021 are entitled to receive notice of and vote at the Annual Meeting. All stockholders are invited to attend the Annual Meeting virtually. However, to ensure your representation at the Annual Meeting, please vote as soon as possible by following the instructions in the Notice. Any stockholder attending the Annual Meeting may vote online during the meeting even if he, she or it has previously voted using the Internet, telephone or proxy card, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote such stockholder casts at the Annual Meeting. For further information, please see the information in the Notice and in the accompanying proxy statement.

A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination during regular business hours for the ten days prior to the Annual Meeting at our headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. Stockholders may examine the list for any legally valid purpose related to the Annual Meeting. If you would like to examine the list, please contact our Secretary to schedule an appointment by calling (888) 365-2763 or writing to him at the address above. This list also will be available during the Annual Meeting at www.virtualshareholdermeeting.com/CSOD2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Tuesday, June 8, 2021 at 1:00 p.m. Pacific Time at www.virtualshareholdermeeting.com/CSOD2021.

The proxy statement and annual report to stockholders

are available at www.proxyvote.com.

By order of the Board of Directors

/s/ Philip S. Saunders Philip S. Saunders Chief Executive Officer	/s/ Elisa A. Steele Elisa A. Steele Co- Chair of the Board of Directors /s/ Adam L. Miller Adam L. Miller Co- Chair of the Board of Directors

Santa Monica, California

April 21, 2021

YOUR VOTE IS EXTREMELY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL ATTEND THE ANNUAL MEETING AND VOTE ONLINE DURING THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

CORNERSTONE ONDEMAND, INC.

1601 Cloverfield Blvd., Suite 620 South

Santa Monica, California 90404

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2021

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2021

This proxy statement and our Annual Report to Stockholders are available on www.proxyvote.com. We intend to mail these proxy materials on or about April 21, 2021 to all stockholders of record entitled to vote at the annual meeting.

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation
1	To elect our board of director’s 10 nominees for director named herein to serve until our next annual meeting of stockholders or until their respective successors are duly elected and qualified.	FOR each Cornerstone director nominee

2	To approve, on an advisory basis, the compensation of our named executive officers.	FOR

3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	FOR

-i-

-ii-

GENERAL INFORMATION

We are providing you with this proxy statement and the enclosed form of proxy in connection with the solicitation by the board of directors of Cornerstone OnDemand, Inc. of proxies to be used at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held virtually on Tuesday, June 8, 2021 at 1:00 p.m. Pacific Time at www.virtualshareholdermeeting.com/CSOD2021 and, if applicable, at any adjournment or postponement thereof. This proxy statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” or “Cornerstone” refers to Cornerstone OnDemand, Inc., a Delaware corporation.

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. You should read this entire proxy statement carefully before voting your shares. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the “notice and access” rules of the SEC, instead of mailing a printed copy of our proxy statement, proxy card and annual report (collectively, the “proxy materials”) to stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may (a) access and review the proxy materials via Internet and (b) submit your vote via the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, stockholders will be voting on:

•	the election of our 10 nominees for director to serve until our next annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•

FOR the election of Nancy Altobello, Felicia Alvaro, Robert Cavanaugh, Dean Carter, Richard Haddrill, Adam L. Miller, Joseph Osnoss, Philip S. Saunders, Steffan C. Tomlinson, and Sara Martinez Tucker to serve as directors until our next annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy, to the extent permitted under SEC rules, in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 16, 2021, the record date for the Annual Meeting, are entitled to receive notice of and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the record date. As of the record date, there were 66,179,201 shares of our common stock outstanding and entitled to vote at the Annual Meeting. No shares of preferred stock were outstanding.

A complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination during regular business hours for the ten days prior to the Annual Meeting at our headquarters, located at 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. Stockholders may examine the list for any legally valid purpose related to the Annual Meeting. If you would like to examine the list, please contact our Secretary to schedule an appointment by calling (888) 365-2763 or writing to him at the address above. This list also will be available during the Annual Meeting at www.virtualshareholdermeeting.com/CSOD2021.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. If, at the close of business on the record date, your shares of our common stock are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are considered to be the stockholder of record of such shares. Throughout this proxy statement, we refer to registered stockholders as “stockholders of record.” If you are a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to attend and vote virtually at the Annual Meeting.

Beneficial Owner. If, at the close of business on the record date, your shares of our common stock were held in a brokerage account or by a bank or other nominee on your behalf, you are considered to be the “beneficial owner” of shares of common stock held in “street name.” Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “beneficial owner.” If you are a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may not vote your shares with respect to any non-routine matters, but it may, in its discretion, vote your shares with respect to routine matters. Please see “What if I do not specify how my shares are to be voted?” for a description of routine versus non-routine matters.

Do I have to do anything in advance if I plan to attend the Annual Meeting?

Stockholders of Record and Beneficial Owners. If you are a stockholder of record, you do not need to do anything in advance to attend and/or vote your shares at the Annual Meeting, but to be admitted to the Annual

Meeting you will need to visit www.virtualshareholdermeeting.com/CSOD2021 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice, proxy card, voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial owner, you will need to contact the broker, bank or other nominee who is the stockholder of record with respect to your shares to obtain your Control Number prior to the Annual Meeting. We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately 15 minutes before the Annual Meeting is scheduled to being at 1:00 p.m. Pacific Time on June 8, 2021.

Attending the Annual Meeting as a Guest. Guests may enter the Annual Meeting in “listen-only” mode by entering the Annual Meeting at www.virtualshareholdermeeting.com/CSOD2021 and entering the information requested in the “Guest Login” section. Guests will not have the ability to vote or ask questions at the Annual Meeting.

What if I cannot find my Control Number?

The 16-digit Control Number can be found next to the label “Control Number” on your Notice, proxy card, voting instruction form, or in the email sending you the Proxy Statement. Please note that if you do not have your 16-digit Control Number and you are a stockholder of record, you will still be able to visit www.virtualshareholdermeeting.com/CSOD2021 and register as a guest in order to attend the Annual Meeting. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.

If you are a beneficial owner, you will need to contact the broker, bank or other nominee who is the stockholder of record with respect to your shares to obtain your Control Number prior to the Annual Meeting.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•

Over the Internet, by telephone or by mail. If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice (or, if you have elected to receive paper copies of the proxy materials, on the enclosed proxy card). Alternatively, if you have elected to receive paper copies of the proxy materials, you may complete, sign, date and return the proxy card in the postage pre-paid envelope provided. Please sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 7, 2021 for your shares to be voted at the Annual Meeting. Specific instructions for using the telephone and Internet voting systems are on the Notice or proxy card. The telephone and Internet voting systems for stockholders of record will be available until 11:59 p.m. Eastern Time on June 7, 2021. Regardless of the method you select to transmit your voting instructions, the proxy holders will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions with respect to one or more proposals, your shares will be voted as recommended by our board of directors.

•

Virtually at the Annual Meeting. You may vote your shares at the Annual Meeting by visiting www.virtualshareholdermeeting.com/CSOD2021, entering the 16-digit Control Number found next to the label “Control Number” on your Notice, proxy card, voting instruction form, or in the email sending you the Proxy Statement, and following the instructions to vote via the Internet during the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by telephone or via the Internet in advance or submit your proxy card by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. You are also invited to attend the annual meeting. Broadridge, the hosting service for the annual meeting, has advised us that even as a beneficial owner in street name, you will be able to vote your shares at the annual meeting using your 16-digit control number you can find on your voter information card.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	signing and returning a new proxy card with a later date;

•

delivering a written revocation to our General Counsel at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, by 11:59 p.m. Eastern Time on June 7, 2021; or

•	attending the Annual Meeting and voting virtually.

Beneficial Owners. If you are a beneficial owner, you must contact the broker, bank or other nominee holding your shares and follow its instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders, to the extent permitted by SEC rules, will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•

FOR the election of Nancy Altobello, Felicia Alvaro, Dean Carter, Robert Cavanaugh, Richard Haddrill, Adam L. Miller, Joseph Osnoss, Philip S. Saunders, Steffan C. Tomlinson, and Sara Martinez Tucker to serve as directors until our next annual meeting of stockholders or until their respective successors are duly elected and qualified (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal 3); and

•

In the discretion of the named proxies, to the extent permitted by SEC rules, regarding any other matters properly presented for a vote at the Annual Meeting or any adjournments or postponements thereof.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker, bank or other nominee that holds your shares with voting instructions, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Brokers, banks and other nominees do not have discretion to vote on non-routine matters. Proposals 1 and 2 are non-routine matters, while Proposal 3 is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not vote your shares with respect to Proposals 1 or 2, which would result in a broker non-vote, but may, in its discretion, vote your shares with respect to Proposal 3. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What constitutes a quorum, and why is a quorum required?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the record date are represented at the Annual Meeting, either virtually or by proxy. As of the close of business on the record date, we had 66,179,201 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 33,089,601 shares of common stock must be represented virtually or by proxy at the Annual Meeting to have a quorum. If there is not a quorum, the chair of the Annual Meeting or a majority of the shares present or represented by proxy at the Annual Meeting may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, an abstention for Proposals 2 or 3 will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against such proposal.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for the purpose of calculating whether a quorum is present at the Annual Meeting. Thus, a broker non-vote will make a quorum more readily attainable, but will not otherwise affect the outcome of the vote on Proposals 1, 2, and 3.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Proposal 1 — Election of directors	Plurality of voting power of shares present and entitled to vote	No

Proposal 2 — Approval of an advisory resolution to approve named executive officer compensation	Majority of voting power of shares present and entitled to vote	No

Proposal 3 — Ratification of the appointment of independent registered public accounting firm	Majority of voting power of shares present and entitled to vote	Yes

With respect to Proposal 1, you may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote. The 10 director nominees receiving the most FOR votes will be elected. You may not cumulate votes in the election of directors. Any shares not voted FOR a particular nominee (whether as a result of a vote being withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. If you WITHHOLD your vote as to all nominees, you will be deemed to have ABSTAINED from voting on Proposal 1, and such abstention will have no effect on the outcome of the vote.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2 or 3, the abstention will have the same effect as a vote AGAINST the proposal.

Who will count the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged to receive and tabulate stockholder votes. Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the Notice and other proxy materials. Copies of solicitation materials will also be made available upon request to brokerage houses and other nominees holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board of directors, which is currently composed of 11 members. Nine of our current directors are independent within the meaning of the listing standards of The Nasdaq Stock Market (“Nasdaq”).

The following table sets forth the names, ages as of March 31, 2021, and certain other information for each of our 10 director nominees, which include nine of our current directors and Sara Martinez Tucker, who will become a director if elected:

Name	Age	Director Since
Philip S. Saunders	55	2020
Nancy Altobello	63	2020
Felicia Alvaro	60	2020
Dean Carter	56	2017
Robert Cavanaugh	52	2015
Richard Haddrill	67	2018
Adam L. Miller	51	1999
Joseph Osnoss	43	2017
Steffan C. Tomlinson	49	2017
Sara Martinez Tucker	65	n/a

The terms of two of our current 11 directors, Kristina Salen and Elisa Steele, will expire at the Annual Meeting, and Mses. Salen and Steele are not being re-nominated for election. There are no family relationships among any of the nominees, directors and/or any of our executive officers. Our executive officers serve at the discretion of our board of directors. Further information about our 10 director nominees is provided below.

Philip S. Saunders has been our Chief Executive Officer since June 2020 and a member of our board of directors since July 2020. Prior to his appointment as our Chief Executive Officer and a member of the Board, Mr. Saunders most recently served as our interim Chief Operating Officer following our acquisition in April 2020 of Saba Software, Inc., where Mr. Saunders was a member of Saba’s board of directors and where he served as Chief Executive Officer, in which role he was responsible for the overall transformation and leadership of the company, including the guidance of Saba’s vision and strategy across all product and go-to-market functions, business operations, talent and culture initiatives. Prior to joining Saba in 2015, Mr. Saunders was Chief Revenue Officer and a member of the board of directors of Gemalto N.V. (previously SafeNet, Inc.). Mr. Saunders holds a B.S. from University at Albany, State University of New York and an M.B.A. from Seton Hall University. We believe that Mr. Saunders possesses specific attributes that qualify him to serve as a member of our board of directors, including his intimate knowledge of our company by virtue of his role as our Chief Executive Officer, and his operational expertise and industry knowledge and experience.

Nancy Altobello has been a member of our board of directors since December 2020. Ms. Altobello was most recently Global Vice Chair, Talent of Ernst & Young (“EY”), a professional services firm, where she was responsible for EY’s talent and people strategy worldwide from July 2014 until her retirement in June 2018. Previously, Ms. Altobello held a number of senior positions at EY, including Americas Vice Chair, Talent from 2008 to 2014, Managing Partner, Northeast Region Audit and Advisory Practices from 2003 to 2008 and Managing Partner, North American Audit Practice from 1999 to 2003. Since April 2019, she has served on the board of directors of MarketAxess Holdings, Inc., an international financial technology company. She served on the board of directors of MTS Systems Corporation, a test systems and sensors supplier, from April 2019 until it was acquired by Amphenol Corporation in April 2021, and from August 2018 until November 2018, she served on the board of directors of CA Technologies, Inc. until it was acquired by Broadcom Inc. Currently, Ms. Altobello also serves as a trustee of the Fidelity Charitable board of trustees. Ms. Altobello received a B.S. in Accounting from Fairfield University. We believe Ms. Altobello possesses specific attributes that qualify her to serve as a member of our board of directors, including her financial and audit expertise and her knowledge of human resources and people strategy.

Felicia Alvaro has been a member of our board of directors since December 2020. Prior to joining our board of directors, Ms. Alvaro served as Executive Vice President, Chief Financial Officer and Treasurer of The Ultimate Software Group, Inc. (“Ultimate Software”), a human capital management software company, from May 2018 until she retired in January 2020. Prior to that, from June 1998 to May 2018, she served as Vice President of Finance of Ultimate Software. Prior to joining Ultimate Software, Ms. Alvaro spent 11 years in finance and accounting positions at Precision Response Corporation, Pueblo Xtra International and KPMG. Ms. Alvaro holds a B.S. in Accounting from Southeastern Louisiana University and is a Certified Public Accountant. We believe that Ms. Alvaro’s extensive experience in accounting, financial planning and analysis, financial reporting and financial compliance qualifies her to serve as a member of our board of directors.

Dean Carter has been a member of our board of directors since May 2017. Mr. Carter has served as Vice President of Human Resources and Shared Services at Patagonia, Inc., a designer of outdoor clothing and gear, since May 2015. From June 2010 to April 2015, Mr. Carter served as Chief Human Resources Officer and Vice President of Talent and Human Capital Services at Sears Holdings Corporation, a nationwide retailer. From January 2000, to January 10, 2010, Mr. Carter served as Chief Human Resources Officer at Fossil Group, Inc., a design, marketing and distribution company. Mr. Carter holds a B.S. in Organizational Communication from the University of Texas at Austin. We believe that Mr. Carter’s extensive experience in human resources and management qualifies him to serve as a member of our board of directors.

Robert Cavanaugh has been a member of our board of directors since April 2015. Mr. Cavanaugh has served as the President of Accolade, Inc., a private company that operates a consumer healthcare engagement platform, since November 2015. Prior to joining Accolade, Inc., Mr. Cavanaugh served in several roles, including as President Worldwide Enterprise, SMB & Government, at Concur Technologies, Inc., a provider of integrated travel and expense management solutions, from 1999 to April 2015. Prior to joining Concur Technologies, Inc., Mr. Cavanaugh held consulting and implementation management positions at Seeker Software and Ceridian Corporation. Mr. Cavanaugh holds a B.S. in Business Administration from Norwich University. We believe that Mr. Cavanaugh possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience managing technology companies, in the software industry and with SaaS.

Richard Haddrill has been a member of our board of directors since June 2018. Mr. Haddrill has served as Founder and Member of The Groop, LLC, a private investment management firm, since January 2018. Mr. Haddrill served as Vice Chairman of Scientific Games Corporation, a provider of technology-based products and services for gaming and lottery organizations (“SGC”), from February 2018 until August 2020. Mr. Haddrill was employed as Executive Vice Chairman of SGC starting in December 2014, following SGC’s acquisition of Bally Technologies, Inc., a gaming company, in November 2014. Previously, Mr. Haddrill served as Chief Executive Officer of Bally from 2004 to 2012 and from May 2014 until SGC’s acquisition of Bally, and served on the board of directors of Bally from April 2003 until SGC’s acquisition of Bally. Previously, Mr. Haddrill served as the Chief Executive Officer of two other public companies, Manhattan Associates, Inc. and Powerhouse Technologies, Inc. Mr. Haddrill also serves on the boards of directors of four privately held companies in the areas of technology and services. He is a business graduate of the University of Michigan. We believe that Mr. Haddrill’s extensive experience as an executive and/or director for public and private technology, software and gaming companies qualifies him to serve as a member of our board of directors.

Adam L. Miller founded Cornerstone and has been a member of our board of directors since May 1999. From our founding through June 2020, Mr. Miller served as our Chief Executive Officer. Prior to founding Cornerstone, Mr. Miller was an investment banker with Schroders plc, a financial services firm. Since its formation, Mr. Miller has served as the Chairman of the Cornerstone OnDemand Foundation, which leverages Cornerstone’s expertise, solutions and partner ecosystem to help empower communities. From February 2017 to February 2019, Mr. Miller served on the board of directors of Mindbody, Inc., a software provider for class- and appointment-based businesses. Mr. Miller also writes and speaks extensively about talent management and on-demand software. Mr. Miller holds a J.D. from the School of Law of the University of California, Los Angeles (UCLA), an M.B.A. from UCLA’s Anderson School of Business, a B.A. from the University of Pennsylvania (Penn) and a B.S. from Penn’s Wharton School of Business. He also earned C.P.A. (inactive) and Series 7 certifications. We believe that Mr. Miller possesses specific attributes that qualify him to serve as a member of our board of directors, including the historical knowledge and perspective he has as our former Chief Executive Officer and founder.

Joseph Osnoss has been a member of our board of directors since December 2017. Mr. Osnoss serves as a managing partner and managing director based in the New York office of Silver Lake, which he joined in 2002. From 2010 to 2014, he was based in London, where he helped oversee the firm’s activities in EMEA. He currently serves on the boards of directors of Sabre Corporation, a position he has held since March 2007, and Global Blue Group Holding AG, a position he has held since December 2019. He also serves on the boards of several other software, services and transaction processing companies, including Cegid Group SA since March 2017, as well as EverCommerce, First Advantage, Global Blue and LightBox. He previously served on the board of Virtu Financial Inc. from April 2015 to April 2016. He also formerly was a board member of Cast & Crew, Instinet Incorporated, Interactive Data Corporation and Mercury Payment Systems. Mr. Osnoss graduated summa cum laude from Harvard College, with an A.B. in Applied Mathematics and a citation in French language. He also has served as Visiting Professor in Practice at the London School of Economics. We believe that Mr. Osnoss’s extensive experience in private equity investing, including the technology sector, and service on the boards of directors of other companies, both domestically and internationally, qualify him to serve as a member of our board of directors.

Steffan C. Tomlinson has been a member of our board of directors since May 2017. Mr. Tomlinson has served as Chief Financial Officer of Confluent, Inc. since June 2020. Before joining Confluent, Mr. Tomlinson served as Chief Financial Officer of Google Cloud and Technical Infrastructure at Google, an Alphabet Inc. company, from April 2019 to June 2020. From February 2012 to March 2018, Mr. Tomlinson served as Executive Vice President and Chief Financial Officer of Palo Alto Networks, Inc., a publicly-traded cyber security company. From September 2011 to January 2012, Mr. Tomlinson served as Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a Partner and Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm. From September 2005 to March 2011, Mr. Tomlinson was Chief Financial Officer at Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. Mr. Tomlinson has served on the board of directors of Eventbrite, Inc., a publicly-traded event management and ticketing platform, since February 2016. Mr. Tomlinson also previously served on the board of directors of Qlik Technologies Inc., a publicly-traded data analytics platform, from January 2013 to June 2016. Mr. Tomlinson holds a B.A. in Sociology from Trinity College and an M.B.A. from Santa Clara University. We believe Mr. Tomlinson possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the management of technology companies and his financial expertise in the software industry.

Sara Martinez Tucker will become a member of our board of directors if elected by our stockholders at the Annual Meeting. Ms. Tucker retired in 2015 as the Chief Executive Officer of the National Math and Science Initiative, where she had served since 2013. Prior to that, she served as Under Secretary of Education in the U.S. Department of Education from 2006 to 2008. From 1997 to 2006, Ms. Tucker was Chief Executive Officer and President of the Hispanic Scholarship Fund. She has prior experience as an AT&T executive where she worked for 16 years including service as Regional Vice President of AT&T’s Global Business Communications Systems. She has served on the board of directors of Service Corporation International, a funeral goods and services provider, since May 2018 and on the board of directors of American Electric Power Company, Inc. since January 2009. Formerly she served on the boards of directors of Xerox Corporation from July 2011 to May 2019, and Sprint Corporation from September 2013 to April 2020. We believe that Ms. Tucker’s extensive experience serving in leadership roles in technology, education and government qualifies her to serve as a member of our board of directors.

All of our nominees were previously elected by our stockholders other than Mr. Saunders, Ms. Altobello, Ms. Alvaro, and Ms. Tucker. Mr. Saunders became our Chief Executive Officer and a director in connection with our acquisition of Saba. Ms. Altobello was recommended to our Nominating and Corporate Governance Committee as a director by a third-party search firm, Ms. Alvaro was recommended to our Nominating and Corporate Governance Committee as a director by a third-party search firm, and Ms. Tucker was recommended to our Nominating and Corporate Governance Committee as a director by an outside advisor.

Overview

Our board of directors oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and ensures that the long-term interests of our stockholders are being served. The key practices and procedures of our board of directors are outlined in our Corporate Governance Principles, which are available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Governance Documents” within the “Governance” section.

Leadership Structure

Pursuant to our Corporate Governance Principles, the roles of Chair and Chief Executive Officer may be filled by the same or different individuals. This allows our board of directors flexibility to determine whether the two roles should be combined or separated based on our needs and our board of directors’ assessment of our leadership from time to time. In June 2018, Ms. Steele began serving as Chair. Since July 2020, Ms. Steele and Mr. Miller have been serving as Co-Chairs of our board of directors. We expect Mr. Haddrill to replace Ms. Steele as Co-Chair upon Ms. Steele ceasing to be a member of our board of directors when her term expires at our 2021 Annual Meeting.

Our board of directors believes that this leadership structure, which separates the Chief Executive Officer and Co-Chair roles, is appropriate at this time in light of the evolution of our business and operating environment. In particular, our board of directors believes that this structure clarifies the individual roles and responsibilities of the Chief Executive Officer and the Co-Chairs, streamlines decision-making, and enhances accountability.

Our board of directors, including each of its committees, has full access to members of management, either as a group or individually, and to information deemed necessary to fulfill the obligations of our board of directors and its committees.

The Board’s Role in Risk Oversight

Our management has day-to-day responsibility for identifying risks facing our company, including implementing suitable mitigating processes and controls, assessing risks in relation to our strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the company, its stockholders, and other stakeholders. Our board of directors is responsible for ensuring that an appropriate culture of risk management exists within the company, overseeing its aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our board of directors oversee risks associated with their respective areas of responsibility and expertise. For example, our Audit Committee oversees, reviews and discusses with management and our independent registered public accounting firm, our major financial reporting and accounting risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Compensation Committee oversees risks associated with our compensation policies, plans and practices. Our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence and board of directors’ composition and organization. Management and other employees report to our board of directors and/or relevant committee(s) from time to time on risk-related issues.

Director Independence

Under the listing standards of Nasdaq, independent directors must compose a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of Nasdaq. In addition, compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of Nasdaq.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Nancy Altobello, Felicia Alvaro, Dean Carter, Robert Cavanaugh, Richard Haddrill, Joseph Osnoss, Steffan C. Tomlinson, or Sara Martinez Tucker representing eight of the 10 directors who will serve on our board of directors following the Annual Meeting if Proposal 1 (election of directors) is approved by our stockholders, nor

Ms. Salen or Ms. Steele, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of such director or director nominee and that each of these directors or director nominees is “independent” as that term is defined under the listing standards of Nasdaq. Our board of directors also determined that Messrs. Haddrill and Tomlinson and Mses. Alvaro and Salen, who currently comprise our Audit Committee, Messrs. Carter and Tomlinson and Ms. Steele, who currently comprise our Compensation Committee, and Messrs. Carter, Cavanaugh, and Osnoss, who currently comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules and the listing standards of Nasdaq. In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence.

Investment Agreement

Pursuant to the terms of an investment agreement (the “Investment Agreement”) among us and certain affiliates of Silver Lake Group, L.L.C. (“Silver Lake”), Silver Lake became entitled to nominate two individuals to our board of directors. As long as Silver Lake or its affiliates beneficially own shares of our common stock (assuming conversion of the convertible notes held by Silver Lake) representing in excess of 10% of the outstanding shares of our common stock, Silver Lake will maintain the right to nominate two individuals for election to our board of directors, at least one of whom will be a managing director, director, officer, senior-level employee or advisor of Silver Lake or certain of its affiliates. As long as Silver Lake or its affiliates beneficially own shares of our common stock (assuming conversion of the convertible notes held by Silver Lake) representing in excess of 4% of the outstanding shares of our common stock, Silver Lake will maintain the right to nominate one individual for election to our board of directors, which individual will be a managing director, director, officer, senior-level employee or advisor of Silver Lake or certain of its affiliates. In accordance with the terms of the Investment Agreement, Silver Lake previously nominated Joseph Osnoss and Elisa A. Steele for election to our board of directors. For additional information regarding the Investment Agreement, see “Certain Relationships and Related Party Transactions — Related Party Transactions — Investments by Firms Affiliated with our Directors.”

Director Nomination Process

Candidates for nomination to our board of directors are selected by our Nominating and Corporate Governance Committee in accordance with its charter, our amended and restated certificate of incorporation and bylaws, and our Corporate Governance Principles. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit qualifications that will increase overall effectiveness of our board of directors, including independence, previous experience as a director or executive with other successful companies, the ability to meet other requirements under applicable rules (e.g., the requirement that members of our Audit Committee have an appropriate level of financial literacy and expertise), a high level of personal and professional ethics and integrity, proven achievement and competence in the nominee’s field, skills that are complementary to those of existing members of our board of directors, the ability to assist and support management and make significant contributions to our success, and an understanding of the fiduciary duties belonging to members of our board of directors and the commitment of time and energy necessary to diligently fulfill those duties. In evaluating the suitability of a director candidate, our Nominating and Corporate Governance Committee considers factors such as character, integrity, judgment, diversity, including, but not limited to, diversity in terms of experience, gender, race and ethnicity, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like.

Our Nominating and Corporate Governance Committee makes an effort to ensure that our board of directors’ composition reflects a broad diversity of experience, professions, skills, viewpoints, personal traits and backgrounds. However, our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, does not assign specific weights to particular criteria and does not believe that any specific criterion is necessarily applicable to all prospective nominees. Instead, when reviewing a candidate, our

Nominating and Corporate Governance Committee reviews the candidate’s qualifications in light of the specific needs of our board of directors at that time.

Our Nominating and Corporate Governance Committee relies on its network of contacts to compile a list of potential candidates, but it is authorized to retain recruiting professionals to assist in identifying and evaluating candidates for consideration as needed. After conducting appropriate inquiries into the backgrounds and qualifications of potential candidates and reviewing the candidates in light of the factors discussed above, our Nominating and Corporate Governance Committee selects nominees for recommendation to our board of directors by majority vote. Based on our Nominating and Corporate Governance Committee’s recommendation, our board of directors selects director nominees and recommends them for election by our stockholders. Our board of directors may also fill any vacancies that arise between annual meetings of stockholders.

Stockholder Recommendations and Nominations of Candidates for Election to our Board of Directors

Our Nominating and Corporate Governance Committee will consider director candidates who are timely recommended by stockholders who have continuously held at least 1% of the fully diluted capitalization of our company for at least 12 months prior to the submission of the recommendation. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us, and evidence of the recommending stockholder’s ownership of the requisite number of shares of our common stock during the 12-month period referenced above. There are no differences in the manner in which our Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise.

A stockholder of record can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4 of our bylaws and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in our bylaws for nominations by stockholders. Any nomination should be sent in writing to our General Counsel at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. Notice must be received by us no earlier than February 5, 2022 and no later than March 7, 2022 for our 2022 annual meeting of stockholders. The notice must state the information required by Section 2.4 of our bylaws and otherwise must comply with applicable federal and state law.

Code of Business Conduct and Ethics

We have adopted a code of business conduct that is applicable to all of our employees, officers and directors, including our chief executive, principal financial and principal accounting officers. Our Code of Business Conduct and Ethics is available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Governance Documents” within the “Governance” section. We will post amendments to our code of business conduct or waivers of our code of business conduct for directors and executive officers on the same website.

Communication with our Board of Directors

Any stockholder wishing to communicate with any of our directors may write to the director, c/o General Counsel, at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404. Our General Counsel will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate materials) and, if appropriate, forward such communications to the appropriate director(s) or, if none is specified, to the Co-Chairs of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act. Our Nominating and Corporate Governance Committee reviews and approves the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with our board of directors.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

Board and Committee Meetings

Our board of directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. Our board of directors met 12 times during 2020. During 2020, each director attended at least 75% or more of the aggregate of (a) the total number of meetings of our board of directors held during the period for which he or she served as a director and (b) the total number of meetings held by all committees of our board of directors on which he or she served during the periods for which he or she served.

While we do not mandate attendance by members of our board of directors at our annual meetings of stockholders, we do have a formal policy encouraging our directors to attend. All of our directors attended our 2020 Annual Meeting of Stockholders.

Committees of our Board of Directors

Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee all operate under charters approved by our board of directors, which charters are available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Governance Documents” within the “Governance” section.

The following table sets forth the standing committees of our board of directors and the current members of each committee:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Nancy Altobello		✓
Felicia Alvaro	✓
Dean Carter		✓ (Chair)	✓
Robert Cavanaugh			✓ (Chair)
Richard Haddrill	✓
Joe Osnoss			✓
Kristina Salen	✓ (Chair)
Elisa A. Steele		✓
Steffan C. Tomlinson	✓	✓

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	overseeing the audit of our financial statements;

•	overseeing the organization and performance of our internal audit function and our internal accounting and financial controls;

•	appointing our independent registered public accounting firm and reviewing and overseeing its qualifications, independence and performance; and

•	overseeing the management of risks associated with our financial reporting, accounting and auditing matters.

Our Audit Committee consists of Mses. Alvaro and Salen and Messrs. Haddrill and Tomlinson, with Ms. Salen serving as chair. Our board of directors has determined that each member of our Audit Committee meets the financial literacy requirements under the listing standards of Nasdaq and the SEC rules and regulations. In addition, our board of directors has determined that Mses. Alvaro and Salen and Mr. Tomlinson each qualify as an Audit Committee financial expert as defined under SEC rules and regulations. Our board of directors has concluded that the composition of our Audit Committee meets the requirements for independence under the current listing standards of Nasdaq and SEC rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of Nasdaq and SEC rules and regulations. Our Audit Committee met 10 times during 2020.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and programs. Our Compensation Committee is responsible for, among other things:

•	assisting our board of directors with respect to oversight of executive compensation, including compensation of our Chief Executive Officer;

•	approving and evaluating compensation plans, policies and programs related to executive compensation;

•	evaluating and making recommendations to our board of directors regarding director compensation;

•	administering our equity compensation plans; and

•	reviewing and discussing with management the risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our business.

Our Compensation Committee consists of Messrs. Carter and Tomlinson and Mses. Altobello and Steele, with Mr. Carter serving as chair. Ms. Altobello was appointed as a member of our Compensation Committee in April 2021. Our board of directors has determined that each member of our Compensation Committee is independent within the meaning of the listing standards of Nasdaq and SEC rules and regulations, including Rule 10C-1 under the Exchange Act, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable listing standards of Nasdaq and SEC rules and regulations. Our Compensation Committee met eight times during 2020. For additional information regarding the procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.

Our Compensation Committee may delegate its authority and duties as it deems appropriate in accordance with applicable laws and regulations. Our Compensation Committee has a subcommittee comprising entirely members of the Compensation Committee that meet the requirements of a “non-employee director,” as such term is used at the beginning of this section. This subcommittee has the nonexclusive authority to grant equity and other awards under our compensation plans that comply with Section 16 of the Exchange Act, to the extent applicable.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	reviewing and making recommendations regarding corporate governance matters;

•	evaluating and making recommendations regarding the organization and governance of our board of directors and its committees;

•	assessing the performance of members of our board of directors and making recommendations regarding committee assignments;

•	recommending desired qualifications for membership on our board of directors and conducting searches for potential members of our board of directors; and

•	reviewing our Code of Business Conduct and Ethics and considering questions of possible conflicts of interest.

Our Nominating and Corporate Governance Committee consists of Messrs. Carter, Cavanaugh, and Osnoss, with Mr. Cavanaugh serving as chair. Our board of directors has determined that each of Messrs. Carter, Cavanaugh, and Osnoss are independent within the meaning of the listing standards of Nasdaq. We believe that the composition of our Nominating and Corporate Governance Committee meets the requirements for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with, any applicable listing standards of Nasdaq and SEC rules and regulations. Our Nominating and Corporate Governance Committee met four times in 2020.

Our board of directors may from time to time establish other standing and ad hoc committees, as is necessary or desirable. For example, in November 2019, our board of directors approved the formation of an ad hoc committee, the Business Operations Committee, previously known as the Business Opportunities Committee, to advise management regarding key strategic and operations initiatives. Our Business Operations Committee consists of Messrs. Cavanaugh and Osnoss and Ms. Steele, with Ms. Steele serving as chair.

Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by non-employee members of our board of directors for the year ended December 31, 2020. Philip S. Saunders, our Chief Executive Officer since June 2020, and Adam L. Miller, whose service as our Chief Executive Officer ended in June 2020, did not receive additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Nancy Altobello(4)	1,739	413,991	415,730
Felicia Alvaro(4)	2,174	413,991	416,165
Dean Carter	60,000	225,408	285,408
Robert Cavanaugh	50,137	225,408	275,546
Richard Haddrill	50,000	225,408	275,408
Joe Osnoss(5)	30,000	225,408	255,408
Marcus S. Ryu(6)	57,294	225,408	282,702
Kristina Salen	60,000	225,408	285,408
Elisa A. Steele	112,637	225,408	338,046
Steffan C. Tomlinson	57,500	225,408	282,908

(1)

Reflects the aggregate grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Note 2 of the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021. These amounts do not necessarily correspond to the actual value that may be realized by the director.

(2)	The aggregate number of shares subject to stock options and restricted stock units outstanding at December 31, 2020 for each non-employee director is as follows:

Name	Aggregate Number (#) of Stock Options Outstanding as of December 31, 2020	Aggregate Number (#) of Restricted Stock Units Outstanding as of December 31, 2020	Total Number (#) of Shares Subject to Outstanding Awards
Nancy Altobello	—	9,274	9,274
Felicia Alvaro	—	9,274	9,274
Dean Carter	—	5,823	5,823
Robert Cavanaugh	53,500	5,823	59,323
Richard Haddrill	—	8,625	8,625
Joe Osnoss	—	5,823	5,823
Marcus S. Ryu	—	—	—
Kristina Salen	—	5,823	5,823
Elisa A. Steele	—	8,625	8,625
Steffan C. Tomlinson	—	5,823	5,823

(3)

The actual values of restricted stock units granted to directors vary from the target values for these awards because the calculation of restricted stock units is based on a rolling average share price that differs from the share price on the grant date.

(4)	Each of Ms. Altobello and Ms. Alvaro was appointed to serve as a director by our board of directors on December 16, 2020.
(5)	Mr. Osnoss voluntarily declined to receive any cash compensation for his board and committee service during a portion of 2020.
(6)	Mr. Ryu resigned from our board of directors on December 16, 2020.

Based on the Compensation Committee’s 2020 review of our non-employee director compensation, the Compensation Committee determined it was appropriate to make, and our board of directors approved, the following compensation structure: Non-employee directors receive an annual retainer of $40,000. Our independent Co-Chair, if any, is paid an additional annual retainer of $50,000. Our Lead Independent Director, if any, is paid an additional annual retainer of $20,000. The chair of our Audit Committee is paid an additional annual retainer of $20,000, and members of our Audit Committee other than the chair are paid an additional annual retainer of $10,000. The chair of our Compensation Committee is paid an additional annual retainer of $15,000, and members of our Compensation Committee other than the chair are paid an additional annual retainer of $7,500. The chair of our Nominating and Corporate Governance Committee is paid an additional annual retainer of $10,000, and members of our Nominating and Corporate Governance Committee other than the chair are paid an additional annual retainer of $5,000. The chair of our Business Operations Committee is paid an additional retainer of $20,000, and members of our Business Operations Committee are paid an additional annual retainer of $10,000.

In addition to the compensation described above, each new non-employee director who joins our board of directors, upon election to our board of directors, is granted an initial restricted stock unit award covering shares of our common stock with a target value of $400,000. Each initial restricted stock unit award will vest over a three-year period with one-third of the restricted stock units subject to the award scheduled to vest on each of the first three anniversaries of the grant date, subject to the director’s continued service as of each such date. We believe that these larger, one-time initial awards create a strong, immediate alignment with stockholder interests and support our ability to attract highly qualified directors who are critical to our long-term success.

In addition, all non-employee directors will receive, on the date of each of our annual stockholder meetings, an annual restricted stock unit award covering shares of our common stock with a target value of $220,000. Each annual restricted stock unit award will vest upon the earlier of (i) the first anniversary of the date of grant and (ii) the date of the next annual meeting of stockholders, in each case subject to the director’s continued service as of such date. Eligibility for such annual restricted stock award for a given director begins in the calendar year following the year such director joined our board of directors.

Our non-employee director compensation policy states that, when taken as a whole, non-employee director compensation shall not exceed the 75th percentile of the non-employee director compensation provided by our then-current peer group of publicly-held software companies of similar size and business focus.

To align directors’ interests with those of our stockholders, each non-employee director on our board of directors is expected to accumulate and hold a number of shares of our common stock with a value equal to at least five times his or her annual cash retainer for service on our board of directors (not including retainers for serving as a member or chair of any committee of our board of directors), and to maintain this minimum amount of stock ownership throughout his or her tenure on our board of directors. Existing non-employee directors are expected to achieve the applicable level of ownership by February 2022. New non-employee directors are expected to achieve the applicable level of ownership within five years of joining the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us, in which the amount involved exceeds $120,000, without the approval or ratification of our Audit Committee. In lieu of Audit Committee approval or ratification, the chair of our Audit Committee may pre-approve a related party transaction if the amount involved exceeds $120,000 but is expected to be less than $200,000. In approving or rejecting any such proposal, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

In addition to the compensation arrangements discussed in the section titled “Executive Compensation,” since the beginning of fiscal 2020, we have been or expect to be a party to the following transactions in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them may be deemed to have or have had a direct or indirect material interest.

Investments by Firms Affiliated with our Directors

In 2017, we entered into an investment agreement with Silver Lake (the “Investment Agreement”), pursuant to which Silver Lake and certain other parties invested an aggregate of $300.0 million in principal amount of 5.75% senior convertible notes due July 1, 2021 (the “Notes”). In February 2020, we entered into an amendment to the Investment Agreement, whereby Silver Lake agreed to support, and consent to, a supplemental indenture to the indenture governing the Notes to permit the incurrence of certain indebtedness to finance our acquisition of Saba, in exchange for and conditioned on, among other things, extending the maturity of the Notes to March 2023 and a $3.0 million consent fee to be paid by us to Silver Lake. The payment of the consent fee and the effectiveness of the amendments contemplated by the supplemental indenture were conditioned on the closing of the Saba acquisition, which occurred on April 22, 2020. Under the Investment Agreement, as amended, Silver Lake maintains a right to nominate two individuals for election to our board of directors, subject to certain limitations. In accordance with the terms of the Investment Agreement, Silver Lake previously nominated Joseph Osnoss and Elisa A. Steele for election to our board of directors. In addition, through June 2019 Silver Lake had an option under the Investment Agreement to purchase all or a portion of any equity securities, or instruments convertible into or exchangeable for any equity securities, in any proposed offerings by us.

As of December 31, 2020 and March 31, 2021, the aggregate principal amount of Notes outstanding was $300.0 million. We made total interest payments of $17.25 million on the Notes in fiscal 2020, including $16.905 million which was paid to the Silver Lake affiliates that held certain of the Notes with an aggregate principal amount of $294 million.

Transactions with Cornerstone OnDemand Foundation

We helped form the Cornerstone OnDemand Foundation (the “Foundation”) in 2010. The Foundation’s board of directors has ten members, including Adam L. Miller, who serves as chair of the Foundation’s board of directors. Mr. Miller is also an employee and director of Cornerstone, who served as our Chief Executive Officer until June 2020, has been a member of our board of directors since the Company’s founding in 1999, and has served as Co-Chair of our board of directors since June 2020. None of the other nine directors of the Foundation is an officer or employee of Cornerstone OnDemand, Inc. In fiscal 2020, we provided at no charge certain resources to the Foundation, with approximate value of $3.3 million. In addition, we expect to provide at no charge certain resources to the Foundation with approximate value of $3.4 million in fiscal 2021.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2021 with respect to the beneficial ownership of our common stock by (i) each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings; (ii) each director and nominee for director; (iii) each named executive officer listed in the table titled “Summary Compensation Table” under the section titled “Executive Compensation”; and (iv) all directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

As of March 31, 2021, 66,054,616 shares of our common stock were issued and outstanding. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2021, and shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2021. However, we did not deem these shares to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage
5% stockholders (other than directors and executive officers):
Silver Lake Group, L.L.C.(2)	6,999,992	9.6%
The Vanguard Group, Inc.(3)	6,122,873	9.3%
BlackRock, Inc.(4)	4,794,027	7.3%
Clearlake Capital Group, L.P.(5)	4,390,322	6.6%
Rivulet Capital, LLC(6)	4,213,000	6.4%
ClearBridge Investments, LLC(7)	3,398,875	5.1%
Named executive officers and directors:
Philip S. Saunders(8)	91,742	*
Adam L. Miller(9)	3,843,664	5.8%
Patricia Coughlin	32,327	*
Mark Goldin(10)	191,998	*
Jeffrey Lautenbach	42,800	*
Heidi Spirgi(11)	11,615	*
Brian L. Swartz	—	—
Nancy Altobello	—	—
Felicia Alvaro	—	—
Dean Carter	14,956	*
Robert Cavanaugh(12)	77,110	*
Richard Haddrill	18,391	*
Joseph Osnoss(13)	19,470	*
Kristina Salen	8,710	*
Elisa A. Steele	9,691	*
Steffan C. Tomlinson	19,350	*
Sara Martinez Tucker	—	—
All directors and executive officers as a group (16 people)(14)	4,652,171	7.0%

(*)	Represents beneficial ownership of less than 1%.
(1)

Shares shown in the table above consist of shares (i) held in the beneficial owner’s name, (ii) held jointly by the beneficial owner with others, (iii) held in the name of a bank, nominee or trustee for the beneficial owner’s account or (iv) held by the beneficial owner pursuant to any voting trust or similar agreement.

(2)

According to a Schedule 13D/A filed with the SEC on February 26, 2020, 6,999,992 shares of Common Stock may be deemed to be beneficially owned by Silver Lake Group, L.L.C. consisting of 5,196,232 and 1,803,760 shares of Common Stock which would be received upon conversion of our 5.75% Convertible Senior Notes due 2023 held by SLA CM Chicago Holdings, L.P. and SLA Chicago Co-Invest II, L.P., respectively. The general partner of SLA CM Chicago Holdings, L.P. is SLA CM GP, L.L.C. and the managing member of SLA CM GP, L.L.C. is SL Alpine Aggregator GP, L.L.C. and the sole member of SL Alpine Aggregator GP, L.L.C. is Silver Lake Alpine Associates, L.P. The general partner of Silver Lake Alpine Associates, L.P. is SLAA (GP), L.L.C. SLA CM Chicago Holdings, L.P. and each of these entities have shared voting and dispositive power over the shares held by SLA CM Chicago Holdings, L.P. The general partner of SLA Chicago Co-Invest II, L.P. is SLA Co-Invest GP, L.L.C. SLA Chicago Co-Invest II, L.P. and SLA Co-Invest GP, L.L.C. have shared voting and dispositive power over the shares held by SLA Chicago Co-Invest II, L.P.    The managing member of each of SLAA (GP), L.L.C. and SLA Co-Invest GP, L.L.C. is Silver Lake Group, L.L.C., which has shared voting and dispositive power over the shares held by SLA CM Chicago Holdings, L.P. and SLA Chicago Co-Invest II, L.P. The total number of shares does not include 19,470 shares held of record by Mr. Osnoss for the benefit of Silver Lake and/or certain of its affiliates. The address for each of the persons and entities above is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(3)

According to a Schedule 13G/A filed with the SEC on February 10, 2021, the shares reported by The Vanguard Group, Inc. (“Vanguard”) are owned, or may be deemed to be beneficially owned, by Vanguard, an investment adviser, which holds shared voting power over 138,979 of the shares, sole dispositive power over 5,937,465 of the shares and shared dispositive power over 185,408 of the shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

According to a Schedule 13G/A filed with the SEC on January 29, 2021, BlackRock, Inc. (“BlackRock”) holds sole voting power over 4,670,595 shares and sole dispositive power over all of shares. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(5)

According to a Schedule 13G filed with the SEC on February 8, 2021, the shares reported are held by Clearlake Capital Partners VI Finance, L.P. (“Clearlake VI”), for which Clearlake Capital Group, L.P. (“Clearlake Capital Group”) is investment advisor and over which it has shared voting and dispositive power. José Enrique Feliciano and Behdad Eghbali are managing partners of Clearlake Capital Group and each holds shared voting and shared dispositive power over all such shares. The address for each of the persons and entities above is c/o Clearlake Capital Group, L.P., 233 Wilshire Blvd., Suite 800, Santa Monica, California 90401.

(6)

According to a Schedule 13G/A filed with the SEC on February 16, 2021, the 4,213,000 shares reported by Rivulet Capital, LLC are owned, or may be deemed to be beneficially owned, by (i) Rivulet Capital, LLC, Barry Lebovits, and Joshua Kuntz, each of which holds shared voting and shared dispositive power over all such shares and (ii) Rivulet Capital Master Fund, Ltd., which holds shared voting and shared dispositive power over 4,104,650 shares. The address for each of the persons and entities above is 55 West 46th Street, Suite 2202, New York, New York 10036.

(7)

According to a Schedule 13G/A filed with the SEC on February 9, 2021, ClearBridge Investments, LLC (“ClearBridge”) holds sole voting power over 3,398,378 shares and sole dispositive power over all of the shares. The address for ClearBridge is 620 8th Ave., New York, New York 10018.

(8)	Consists of (i) 34,033 shares held of record by Mr. Saunders; and (iii) 57,709 shares issuable upon the settlement of RSUs releasable within 60 days of March 31, 2021.
(9)

Consists of (i) 1,729,392 shares held of record by Mr. Miller; (ii) 469,046 shares held of record by the Miller Family Irrevocable Trust dated as of July 1, 2010, for which the Goldman Sachs Trust Company of Delaware serves as trustee and special trustee, Mr. Miller’s spouse serves as investment advisor and Mr. Miller has the power to remove and replace the trustee, special trustee and investment advisor; (iii) 300,000 shares held of record by the MST Trust dated as of December 17, 2012, for which Goldman Sachs Trust Company of Delaware serves as trustee, Mr. Miller’s father serves as distribution advisor, Mr. Miller serves as investment advisor and Mr. Miller has the power to remove and replace the trustee, distribution advisor and investment advisor; (iv) 498,026 shares held of record by the Miller 2018 Family GRAT dated as of December 21, 2018, for which the Goldman Sachs Trust Company of Delaware serves as trustee and special trustee, Mr. Miller’s spouse serves as investment advisor and Mr. Miller has the power to remove and replace the trustee, special trustee and investment advisor; (v) 400,000 shares held of record by the Miller 2020 Family GRAT dated as of June 10, 2020, for which the Goldman Sachs Trust Company of Delaware serves as trustee, Mr. Miller’s attorney serves as special trustee, Mr. Miller’s spouse serves as investment advisor and Mr. Miller has the power to remove and replace the trustee, special trustee and investment advisor; and (vi) options to purchase 447,200 shares of Common Stock that are exercisable within 60 days of March 31, 2021.

(10)	Consists of (i) 68,708 shares held of record by Mr. Goldin; and (ii) 123,290 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.

(11)	Consists of (i) 5,697 shares held of record by Ms. Spirgi; and (ii) 5,918 shares issuable upon the settlement of RSUs releasable within 60 days of March 31, 2021.
(12)	Consists of (i) 23,610 shares held of record by Mr. Cavanaugh; and (ii) 53,500 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021.
(13)	Consists of 19,470 shares held of record by Mr. Osnoss for the benefit of Silver Lake and/or certain of its affiliates.
(14)

Consists of (i) 3,780,584 shares held of record by our current directors and executive officers and their affiliates; (ii) 807,960 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2021; and (iii) 63,627 shares issuable upon the settlement of RSUs releasable within 60 days of March 31, 2021.

EXECUTIVE OFFICERS

Biographical data as of March 31, 2021 for each of our current executive officers is set forth below, excluding Messrs. Saunders’ and Miller’s biographies, which are included under the heading “Board of Directors and Corporate Governance” above.

Executive Officers

Chirag Shah, age 36, has served as our Chief Financial Officer since February 2021. Prior to that, since joining us in July 2009, Mr. Shah served in various finance and corporate strategy roles of increasing seniority, most recently as Senior Vice President & General Manager, Growth Markets. Prior to joining us, Mr. Shah worked as an investment banker in mergers and acquisitions for Houlihan Lokey from July 2006 to June 2009. Mr. Shah holds a B.S. in Finance from Georgetown University and an M.B.A. from Northwestern University.

Heidi Spirgi, age 52, has served as our Chief Strategy and Growth Officer since February 2021. From May 2019 to February 2021, Ms. Spirgi served as our Chief Marketing and Strategy Officer. Prior to this role, from June 2017 to November 2017, Ms. Spirgi worked as a consultant to Automatic Data Processing, Inc., or ADP, a provider of human resources management software and services, in which role she was responsible for advising on the strategy for a new product development centered around the TMBC StandOut Product. From January 2015 to May 2017, Ms. Spirgi served as Senior Vice President of Product and Services for The Marcus Buckingham Company, a talent management company acquired by ADP, LLC, in which role she was responsible for product strategy, product management, implementation services, customer support and customer success. From January 2015 to May 2017, Ms. Spirgi served as SVP of Strategy and Human Capital Management at Appirio, Inc., an information technology consulting company acquired by Wipro Limited. Prior to that, Ms. Spirgi co-founded and served as President of Knowledge Infusion, Inc., a human capital management firm, from October 2004 to October 2012, when it was acquired by Appirio, Inc. Previously Ms. Spirgi served in several marketing and strategy positions at Peoplesoft, Inc., a software company acquired by Oracle Corporation. Ms. Spirgi holds a B.A. in Political Science and Philosophy from the University of Michigan and an M.A. from the University of California, Los Angeles.

Mark Goldin, age 59, has served as our Chief Technology Officer since June 2010. Prior to joining us, Mr. Goldin served as Chief Technology Officer at DestinationRx, Inc., a healthcare data management company, from September 2009 to June 2010. From August 2005 to September 2008, Mr. Goldin was Chief Operations and Technology Officer at Green Dot Corporation, a financial services company. Prior to Green Dot, from December 1992 to August 2005, Mr. Goldin served as Senior Vice President and Chief Technology Officer at Thomson Elite, a provider of technology solutions for professional services firms and currently part of Thomson Reuters Corporation.

Jeffrey Lautenbach, age 52, has served as our President, Global Field Operations since January 2018. Prior to this role, Mr. Lautenbach served as President Worldwide Field Operations of Jive Software, Inc., a provider of business communication and collaboration solutions, from August 2015 to July 2017, in which role he was responsible for sales, professional services, support, alliances, and revenue operations. From February 2014 to August 2015, Mr. Lautenbach was Chief Revenue Officer at HC1, Inc., a provider of cloud-based healthcare relationship management solutions. From December 2012 to February 2014, Mr. Lautenbach served as President CRM of SAP SE, a software company. From January 2011 to December 2012, Mr. Lautenbach held the position of SVP Enterprise Commercial Sales Americas at salesforce.com, inc., a provider of cloud-based CRM solutions. Prior to salesforce, Mr. Lautenbach served in a variety of roles over 19 years at IBM, most recently managing more than 1,300 employees while serving as Vice President, West IMT for the Software Group. Mr. Lautenbach holds a B.A. in Marketing from Xavier University and an M.B.A. from the University of Illinois.

Adam Weiss, age 42, has served as our Chief Administrative Officer and General Counsel since February 2018, and is responsible for our global business operations, legal, human resource, and privacy functions worldwide. Prior to this role, Mr. Weiss held the positions of Senior Vice President, Administration and General Counsel from April 2016 to January 2018, Vice President, Business Affairs and General Counsel from April 2013 to March 2016, and General Counsel from May 2006 to March 2013. Before joining us, from 2003 to April 2006, Mr. Weiss was an associate with the law firm of Lurie, Zepeda, Schmalz & Hogan. Mr. Weiss holds a B.A. in Economics and Political Science from Stanford University and a J.D. from UCLA School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, which includes the sections “Executive Summary: Business and Compensation Highlights,” “Compensation Governance — Compensation Risk Assessment,” “Compensation Governance — Other Compensation Policies and Agreements,” and “Compensation Governance — Benefits and Tax Considerations,” provides information about the material components of our compensation program for our named executive officers (our “NEOs”), and is intended to provide a better understanding of our compensation practices and decisions that affected the compensation payable in 2020 to our NEOs.

Our NEOs for 2020 were Philip S. Saunders, our Chief Executive Officer since June 2020; Patricia Coughlin, our Chief Accounting Officer and former interim Chief Financial Officer; Mark Goldin, our Chief Technology Officer; Jeffrey Lautenbach, our President, Global Field Operations; Heidi Spirgi, our Chief Strategy and Growth Officer; Adam L. Miller, Co-Chair of our board of directors and former Chief Executive Officer; and Brian L. Swartz, our former Chief Financial Officer.

EXECUTIVE SUMMARY:

BUSINESS AND COMPENSATION HIGHLIGHTS

Key Operational Highlights

Strategic Advances and Business Accomplishments

We believe people can achieve anything when they have the right development and growth opportunities. We offer organizations the technology, content, expertise and specialized focus to help them realize their people potential. Featuring comprehensive recruiting, personalized learning, modern content delivered in the flow of work, development-driven performance management and holistic workforce data management and insights, Cornerstone’s people development solutions are used by more than 6,000 global customers of all sizes, spanning more than 75 million users across over 180 countries and nearly 50 languages.

Key highlights of our strategic advances and business accomplishments in 2020 include:

•	Our acquisition and integration of Saba;

•	Increasing subscription revenue;

•	Improving operating margins and free cash flow;

•	Onboarding a new Chief Executive Officer, a new Chief Diversity Officer and a new Chief Product Officer; and

•	Continuing to increase our product penetration with customers across all markets and geographies.

Our focus remains on empowering people, organizations and communities with our human capital management solutions.

In June 2020, Mr. Miller transitioned from his role as Chief Executive Officer, a position he held since founding Cornerstone in 1999, to become Co-Chair of our board of directors, and Mr. Saunders took over as our Chief Executive Officer. In connection with his transition from Chief Executive Officer, Mr. Miller entered into an amended and restated employment agreement and Mr. Saunders entered into an amended employment and change in control and severance agreements, the details of which are discussed further below.

Financial Performance

In 2020, we continued to grow our business while also delivering our fifth year of non-GAAP profitability. We achieved the following financial results in fiscal year 2020:

•	Full year subscription revenue of $705.2 million, up 29.9% year-over-year, or 9.4% without giving effect to our acquisition of Saba;

•	Full year non-GAAP net income of $121.4 million, with a full year net loss of $(40.0) million; and

•	Full year unlevered free cash flow of $113.9 million.

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 22, 2021, for a more detailed discussion of our fiscal 2020 financial results and, beginning on page 43 of that Annual Report on Form 10-K, a discussion regarding our key metrics. Please see our Current Report on Form 8-K filed with the SEC on February 16, 2021, for reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures.

Key Compensation Highlights

The success of our business is driven by rapidly changing technology and the services we can provide to our customers. In order to stay competitive in our industry, our compensation packages are designed to attract, retain and incentivize our executive team and to align our compensation practices with the creation of value for our stockholders. We believe our compensation programs are effectively designed to reward our executives when our business performs well, which in turn strengthens the ties between our performance and stockholder value.

Below, we provide a summary of the key compensation related actions and outcomes from 2020, which we believe in the aggregate demonstrates our strong commitment to pay for performance.

•

No increases to target cash compensation levels: There were no increases to target cash compensation (that is, base salary and target bonus levels) for our NEOs in fiscal 2020, with the exception of Ms. Coughlin, whose base salary increased prior to her becoming our interim Chief Financial Officer, and who received a monthly stipend in addition to her base salary for the period she served as our interim Chief Financial Officer.

•	Added Saba acquisition-related metrics to annual executive bonus plan: Given the importance in 2020 of successfully integrating Saba into our company, we added a mix of quantitative and qualitative

Saba acquisition-related metrics, with a collective 25% weighting, to our 2020 Executive Compensation Plan, including:

•	Synergy achievement

•	Employee onboarding and readiness

•	Transfer of Saba professional services business to third parties

•	Formulation of product and go-to-market strategy

•

Maintained all previous annual incentive plan metrics to ensure continued alignment with key value drivers of business: to ensure our NEOs remained focused in 2020 on growing subscription revenue, retaining customers, and increasing profitability, we retained all 2019 metrics and relative weightings in our 2020 Executive Compensation Plan, as follows:

Bonus Metric	2020 Weighting	2019 Weighting
Annual recurring revenue	30%	30%
Subscription revenue	15%	30%
Non-GAAP operating income	30%	40%
Saba acquisition-related metrics	25%	N/A

For further discussion of the 2020 Executive Compensation Plan, see the section titled “Components of our NEO Compensation — Short-Term Incentives (Cash Bonuses) — 2020 Executive Compensation Plan” below.

•

Bonus outcome consistent with company performance: Overall achievement relative to target was approximately 107%, due to strong performance against our subscription revenue and non-GAAP operating income metrics and exceptional performance against our Saba acquisition-related metrics, counterbalancing somewhat weaker performance against our annual recurring revenue metric, as further explained under “2020 Executive Compensation Plan” below.

•

No equity awards for NEOs who received 2018 performance award: In 2020, we granted both time-based and performance-based equity awards to those executives who did not receive long-term performance equity awards, discussed below, either because they had yet to be hired by us or because they did not receive an award during fiscal 2018, including our Chief Executive Officer, Mr. Saunders, our interim Chief Financial Officer, Ms. Coughlin, our former Chief Executive Officer, Mr. Miller, and Chief Strategy and Growth Officer, Heidi Spirgi. The performance-based awards have extended vesting and performance periods, as further explained under “Long-Term Incentives (Equity Awards)” below. The remaining NEOs did not receive new equity award grants in 2020 due to the one-time, front-loaded equity awards they received in 2018 that were intended to cover three years of grants.

Overview of Our Pay and Performance Alignment

Emphasis on At Risk Compensation

The compensation of our executive officers is weighted towards variable, performance-based incentive awards. A total of 92% of the target direct compensation for Chief Executive Officer Saunders consisted of variable compensation in the form of short-term cash incentives and long-term equity incentives connected either to Cornerstone’s relative shareholder return or to variations in our share price. For the other NEOs in the aggregate, approximately 87% of total target direct compensation consisted of variable pay in the form of short-term cash incentives and long-term equity incentives. The left-hand chart below depicts Mr. Saunders’ compensation. The right-hand chart below excludes both Mr. Saunders’ and Mr. Miller’s compensation.

Realizable Value Aligned with Stockholder Experience

Realizable pay provides another perspective to help demonstrate the alignment of our NEOs’ financial interests with that of our stockholders. Given that shifts in our stock price can cause stock-based awards to have significantly different values over time than their original value on the date of grant, the Compensation Committee believes it is important to consider the amount of pay that is realizable by our NEOs at any point in time. This view of pay and performance helps our Compensation Committee to ensure our executive pay program appropriately aligns with the experiences of our stockholders over time.

As highlighted above, our compensation program delivered approximately 88% of target compensation to our NEOs in the form of incentives that are tied to our company’s future financial and stock performance. As a result, realizable compensation, defined as the value of base salary paid, actual bonuses earned, options and restricted stock valued at the share price of our common stock as of December 31, 2020, and outstanding performance shares based on financial performance valued assuming forecasted performance as of the share price of our common stock on December 31, 2020 will vary from the total target compensation set by the Compensation Committee.

Over the three-year period from January 1, 2018 through December 31, 2020 realizable compensation was 97% of target total direct compensation, on average, for NEOs with three full years of compensation data.

The difference in target compensation and realizable compensation over the 3-year period can be attributed to a combination of factors. While our share price increased approximately 25% over the three-year period from January 1, 2018 through December 31, 2020, the impact is offset by performance-based restricted stock units granted in 2018, which vested at 48.4% of target. Further, the 97% realizable pay as a percentage of target pay granted from 2018 to 2020 assumes that the 2019 and 2020 PSUs pay out at 100% of target performance.

Executive Compensation Governance Practices

We continued our commitment to strong corporate governance practices that ensure our executive compensation program aligns with stockholder interests.

What we do	What we do not do

✓  Base a significant majority of compensation opportunity on financial and/or stock price performance

✓  Set annual and long-term incentive targets based on clearly disclosed, objective performance measures

✓  Perform an annual compensation risk assessment

✓  Maintain a clawback policy

✓  Require executives to hold material positions in Cornerstone through stock ownership guidelines

×   Repricing of options without stockholder approval

×   Hedging and pledging transactions or short sales by executive officers or directors

×   Significant perquisites

×   Tax gross-ups upon change of control or for perquisites

×   Pension or supplemental executive retirement plan (SERP)

Compensation Decision Making Process and Governance Framework

Our Pay Philosophy and Governance Framework

Our compensation philosophy is to provide programs that attract, retain and motivate key employees who are critical to our long-term success. We strive to provide compensation packages to our executives that are competitive, reward the achievement of our business objectives, and align executive and stockholder interests by enabling our executives to acquire equity ownership in our business.

Peer Group and Its Use

In determining the appropriate level and form of compensation for 2020, our Compensation Committee reviewed publicly available market data relating to the cash and equity compensation of a peer group of publicly-held software companies of similar size and business focus. Our Compensation Committee reviewed and considered the data presented by Semler Brossy Consulting Group, which served as the Compensation Committee’s independent compensation consultant in 2020, but did not engage in any benchmarking or targeting of any specific levels of pay.

Our Compensation Committee reviewed the peer group in late 2019 for evaluating 2020 compensation decisions. The changes made to the peer group in 2020 were to ensure longevity and consistency in the group year-over-year despite continued market consolidation resulting in the following companies comprising the peer group for compensation purposes in 2020:

Aspen Technology, Inc.	Paylocity Holding Corp.

Benefitfocus, Inc.	Qualys, Inc.

Commvault Systems, Inc.	Q2 Holdings, Inc.

8x8, Inc.	RealPage, Inc.

FireEye, Inc.	RingCentral, Inc.

Guidewire Software Inc.	SPS Commerce, Inc.

HubSpot, Inc.	Tableau Software, Inc.

New Relic, Inc.	Workiva Inc.

Paycom Software, Inc.	Zendesk Inc.

We believe the 2020 peer group reflects the current relative scale, growth and valuation of Cornerstone, and was determined after taking into account, as applicable, the following criteria:

•

Industry and business model comparability: SaaS and other application systems and/or systems software companies; enterprise software with a particular focus on business execution and collaboration; companies that offer multiple products within their suite; sales generated from multiple industries; preference for companies with a Human Resources focus.

•	Size and scale comparability: Companies within a general revenue range of approximately 0.4 – 2.5 times our revenue and market cap range of approximately 0.33 – 3.0 times our market cap; and

•

Growth dynamics: Preference for companies with revenue growth above 10% or more on a 1-year and/or 3-year basis preferred. This is designed to ensure that growth trajectories and expected future scales of peers are comparable to us.

Quantitative screens were primarily used as guides to inform our decision process on reviewing current or potential peers. Companies not explicitly meeting the quantitative screening criteria were additionally reviewed from a business fit perspective to ensure that they would be an appropriate company within the peer group.

As compared to our peer group for 2019, athenahealth, Inc., Ellie Mae, Inc. Imperva, Inc., and The Ultimate Software Group, Inc. were removed due to merger and acquisition activity and 8x8, Inc., New Relic, Inc., Q2 Holdings, Inc., SPS Commerce, Inc. and Workiva, Inc. were added after taking into account the factors outlined above.

Under the direction of our Compensation Committee, Semler Brossy provided competitive market data to review our compensation programs, identify trends in executive cash and equity compensation and make recommendations as to appropriate levels of compensation for 2020. While Semler Brossy’s analysis and recommendations were a strong factor in determining 2020 compensation levels, our Compensation Committee used its discretion in setting appropriate compensation levels.

Role of Compensation Committee

Our Compensation Committee is composed of the following individuals: Dean Carter, Elisa A. Steele, and Steffan C. Tomlinson, with Mr. Carter serving as Chair. Our Compensation Committee operates under a written charter that establishes the duties and authority of our Compensation Committee. Our Compensation Committee reviews the terms of its charter annually, and its charter was most recently updated in August 2018. The fundamental responsibilities of our Compensation Committee include the following:

•	Providing oversight of our executive compensation policies, plans and benefit programs;

•

Assisting our board of directors in discharging its responsibilities relating to (i) oversight of the compensation of our Chief Executive Officer and other key employees including officers reporting under Section 16 of the Securities Exchange Act of 1934, as amended, (ii) approving and evaluating our executive officer compensation plans, policies and programs and (iii) evaluating and approving director compensation;

•	Assisting our board of directors in administering our equity compensation plans for our employees, directors and other service providers; and

•	Overseeing the management of risks associated with our compensation policies and practices.

Role of Independent Compensation Consultant

Our Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities and engaged Semler Brossy to serve as its independent advisor with respect to its compensation programs, including the reasonableness of cash compensation and long-term incentive grants for NEOs and other senior executives, advising on the market compensation environment, appropriate peer companies, compensation trends, and advising non-employee director compensation levels and program design. Semler Brossy reported directly to our Compensation Committee and only interacted with management as necessary. Semler Brossy did not perform work for us other than pursuant to its engagement by our Compensation Committee. Semler Brossy’s fees were paid by us. In April 2021, the Compensation Committee assessed the independence of Semler Brossy and concluded that its work had not raised any conflict of interest.

Role of Management

Members of our management team attend our Compensation Committee meetings when invited. At the outset of the 2020 annual compensation decision process, then-Chief Executive Officer Miller reviewed the compensation of our executive management team (including the NEOs other than himself) and made recommendations to the members of our Compensation Committee with respect to base salary, bonus and commission targets for the executives (but not for his own compensation). Our Compensation Committee retains the authority to accept or reject the Chief Executive Officer’s compensation recommendations for each and all executive officers, and, where it deems appropriate, make adjustments to the Chief Executive Officer’s recommendations when determining appropriate compensation levels. All decisions regarding the Chief Executive Officer’s compensation for 2020 were reviewed and approved by our Compensation Committee outside of his presence.

Say-on-Pay Vote

At our annual meeting of stockholders in June 2020, we held a non-binding advisory stockholder vote on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Approximately 87.5% of the shares of common stock outstanding and entitled to vote as of the record date for our 2020 annual meeting of stockholders were represented at the meeting and approximately 98.4% of the votes cast were in favor of our 2020 say-on-pay proposal. Our Compensation Committee believes the vote indicates support for our program, including enhancements made over the past three years. The Compensation Committee values the opinions of our stockholders and will continue to consider stockholder feedback and the outcomes of future say-on-pay votes when designing compensation programs and making compensation decisions for our NEOs. We currently hold say-on-pay votes every year.

Miller Transition to Co-Chair

In May 2020, we announced that, effective June 15, 2020, Mr. Miller would transition from his position as Chief Executive Officer to become Co-Chair of our board of directors and that Mr. Saunders would become our Chief Executive Officer after having served as our interim Chief Operating Officer. Mr. Miller had served as our Chief Executive Officer since founding Cornerstone in 1999. Mr. Miller continued to serve as a member of our board of directors, and Mr. Saunders was appointed to our board of directors, effective July 1, 2020, as part of his promotion to Chief Executive Officer. As part of the transition to Co-Chair, Mr. Miller entered into an amended and restated employment agreement; under this agreement, his compensation and other employment terms remained largely unchanged, except that it was clarified that if our board of directors chose not to extend the term of his employment agreement or if it later reduced Mr. Miller’s compensation below 75% of the Chief Executive Officer’s compensation that Mr. Miller would have the ability to resign for good reason and receive his severance benefits provided for under the employment agreement, subject to satisfying the conditions to receiving the severance benefits as set forth in the employment agreement. The Compensation Committee and the Board determined these relatively modest revisions to Mr. Miller’s employment agreement were appropriate to recognize his years of service to Cornerstone and to ensure an orderly transition of his duties to Mr. Saunders.

Saunders Promotion to Chief Executive Officer

Mr. Saunders joined us in April 2020 as our interim Chief Operating Officer as part of our acquisition of Saba Software. As noted above, in May 2020 Mr. Saunders was promoted to the role of Chief Executive Officer, effective June 15, 2020. Our Compensation Committee, in consultation with Semler Brossy, reviewed market data to determine an appropriate compensation package for Mr. Saunders in his new role as Chief Executive Officer. In connection with Mr. Saunders’ promotion, the Compensation Committee determined to increase his base salary to $500,000 and increase his target bonus to $500,000. In addition, subject to his continued employment through the one-year anniversary of the date he commenced as Chief Executive Officer, Mr. Saunders is eligible to earn a one-time bonus of $550,000 to be paid within 30 days of that anniversary. Mr. Saunders was also granted the following restricted stock unit awards: (i) an award based on a target value of $2,000,000, with 40% of the award scheduled to vest on the first annual anniversary of the vesting commencement date and 20% of the award vesting annually thereafter, (ii) two awards based on a target value of $3,000,000 and $500,000, respectively, both subject to performance-based vesting with performance metrics determined by the Compensation Committee and a vesting period not to exceed three years, with a minimum of $750,000 in target value becoming eligible to be earned within the first two years of the vesting period, and (iii) an award based on a value of $1,150,000, scheduled to vest on the first annual anniversary of the grant date, with the actual number of restricted stock units that vest equal to the number of shares of our common stock that Mr. Saunders purchased on the open market during the period between the award’s grant date and June 16, 2020. All vesting of these restricted stock unit awards were subject to Mr. Saunders’ continued employment (and, in the case of the grant referenced in (iii) above, subject to Mr. Saunders continuing to own the shares of common stock he purchased on the open market) with us on each scheduled vesting date. The terms of Mr. Saunders’ Change of Control Severance Agreement are described under the heading “Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control” below.

Components of Our NEO Compensation

The 2020 compensation program for our NEOs consists of:

•	Base salary;

•	Short-term incentives, specifically annual bonuses;

•	Long-term incentives (equity awards) for our former and current Chief Executive Officers, interim Chief Financial Officer, and Ms. Spirgi;

•	Broad-based employee benefits; and

•	Severance and change of control benefits.

We believe the combination of these elements provides a compensation package that attracts and retains qualified individuals, links individual performance to the performance of our business, focuses the NEOs’ efforts on the achievement of both our short-term and long-term objectives as a company, and aligns the NEOs’ interests with those of our stockholders. Our Compensation Committee determines the appropriate use and weight of each component of NEO compensation based on its views of the relative importance of each component in achieving our overall objectives and position-specific objectives relevant to each NEO.

Base Salaries

We provide a base salary to our NEOs that is reviewed on an annual basis. For 2020, base salaries were not changed for any NEOs, except (i) Ms. Coughlin’s base salary was increased in connection with our regular compensation cycle before she became our interim Chief Financial Officer, and she received a monthly stipend in addition to her base salary during the time she served as interim Chief Financial Officer to reflect her increased duties and responsibilities, and (ii) certain NEOs agreed to temporary voluntary 10% reductions of their base salaries during a portion of 2020 as described below. The following table provides the base salaries of our NEOs for 2019 and 2020:

Named Executive Officer	2019 Base Salary		2020 Base Salary(1)		% Increase
Philip S. Saunders(2)	$	n/a	$500,000	(3)	n/a
Patricia Coughlin		$290,000	$298,700	(4)	3.0%
Mark Goldin		$375,000	$375,000	(5)	0.0%
Jeffrey Lautenbach		$400,000	$400,000	(5)	0.0%
Heidi Spirgi		$325,000	$325,000	(5)	0.0%
Adam L. Miller(6)		$26	$26		0.0%
Brian L. Swartz		$425,000	$425,000	(7)	0.0%

(1)

Amounts reflect the full base salary for each NEO and do not include the voluntary reductions in base salaries that certain NEOs agreed to accept during a portion of 2020 in light of the economic uncertainty caused by the COVID-19 pandemic.

(2)	Mr. Saunders joined us in 2020 in connection with our acquisition of Saba and therefore had no base salary to report for 2019.
(3)	Mr. Saunders agreed to a voluntary 10% reduction in his base salary between May 11, 2020 and November 30, 2020. The amount shown here does not reflect this temporary voluntary reduction.
(4)

Ms. Coughlin’s annual base salary was $298,700 as of March 1, 2020. During the time she served as our interim Chief Financial Officer, which began on August 14, 2020, she also received an additional $5,000 stipend per month, amounting to a total of $25,000 during 2020. The amount shown under 2020 Base Salary above does not reflect this monthly stipend related to her additional responsibilities during her service as our interim Chief Financial Officer.

(5)

Each of Mr. Goldin, Mr. Lautenbach and Ms. Spirgi agreed to a voluntary 10% reduction in his or her base salary between May 1, 2020 and November 30, 2020. The amounts shown here do not reflect this temporary voluntary reduction.

(6)	Starting on March 1, 2019, Mr. Miller received a base salary of $26 per year (or $1 per pay period).
(7)

Mr. Swartz agreed to a voluntary 10% reduction in his base salary between May 1, 2020 and August 14, 2020, the date his employment with us ended. The amount shown here does not reflect this temporary voluntary reduction.

In reviewing the salaries of our executives, our Compensation Committee reviewed and considered various market data presented by Semler Brossy as well as the factors described above under the heading “ — Compensation Discussion and Analysis — Compensation Decision Process.” We did not engage in any benchmarking or targeting of any specific levels of pay when determining base salary levels. In connection with its review of 2020 base salaries, our Compensation Committee determined that no adjustment to NEO (with the exception of the interim Chief Financial Officer) base salaries was necessary, as their current base salaries were appropriate relative to market data, and each executive’s experience, as well as past, current and anticipated contributions to our success.

Short-Term Incentives (Cash Bonuses)

Our short-term incentive program seeks to balance our NEOs’ focus on our company goals as well as reward their individual performance through the use of an executive compensation plan. Each of Messrs.

Saunders, Swartz, Lautenbach, and Goldin and Mses. Coughlin and Spirgi participated in an executive compensation plan under which bonuses were eligible to be earned upon our achievement of specified performance goals. Our executive compensation plan is treated as “non-equity incentive plan compensation” for purposes of the Summary Compensation Table and Grants of Plan-Based Awards Table below.

2020 Executive Compensation Plan

For 2020, our Compensation Committee established an executive compensation plan for Messrs. Saunders, Swartz, Lautenbach and Goldin and Mses. Coughlin and Spirgi (the “2020 Executive Compensation Plan”). Under the terms of the 2020 Executive Compensation Plan, each NEO other than Mr. Miller was entitled to receive a bonus that would vary in size depending on our success in meeting certain performance thresholds and targets with respect to a number of different performance metrics, including annual recurring revenue, subscription revenue, and non-GAAP operating income, as well as a number of new quantitative and qualitative metrics relating to our integration of Saba into Cornerstone. The corporate metrics were unchanged relative to 2019 as the Compensation Committee continued to believe successful performance on these metrics will drive sustainable long-term stockholder value creation. Under this plan, no bonus payout for a particular performance metric would be earned unless the performance threshold for that metric was met.

The following table shows the performance metrics and weighting established by our Compensation Committee for the 2020 Executive Compensation Plan:

Performance Metric	Weighting(1)
Annual Recurring Revenue(2)	30%
Subscription Revenue(3)	15%
Non-GAAP operating income(4)	30%
Saba acquisition-related metrics(5)	25%

(1)	The amount payable with respect to each metric may be greater or less than the assigned weighting depending on the extent to which our performance exceeded or fell short of the applicable target.
(2)	Annual recurring revenue is our total recurring revenue as of December 31, 2020.
(3)	Subscription revenue is our total subscription revenue for fiscal 2020.
(4)	Non-GAAP operating income is loss from operations adjusted to exclude expenses related to stock-based compensation, amortization of intangible assets, and certain other adjustments.
(5)

Saba acquisition-related metrics include synergy achievement, employee onboarding and readiness, transfer of Saba professional services business to third parties, and formulation of product and go-to-market strategy.

The following tables show the target, minimum and maximum levels of performance and the bonus percentages corresponding with such levels of achievement for each NEO established by our Compensation Committee in 2020 for the financial metrics (i.e., excluding the Saba acquisition-related metrics) of our 2020 Executive Compensation Plan:

	Minimum(1)	Target	Maximum
Annual Recurring Revenue	$793,000,000	$821,000,000	$864,000,000
Subscription Revenue	$677,000,000	$686,000,000	$703,000,000
Non-GAAP operating income	$131,000,000	$143,000,000	$171,000,000

(1)	No bonus payment for the applicable performance metric would be eligible to be earned unless the performance threshold for that performance metric was met.

Bonus Percentages for NEOs

The following table shows the minimum, target, and maximum bonus amounts under the 2020 Executive Compensation Plan for each of Messrs. Saunders, Swartz, Lautenbach, and Goldin and Mses. Coughlin and

Spirgi. Under the plan, the bonus for each participating NEO was defined in relation to the individual’s full annual base salary amount as presented in the table under “Base Salaries” above (i.e., not taking into account the voluntary reductions agreed to by certain NEOs) except for Ms. Coughlin, whose participation was based on an assumed annual salary of $358,700 as described below in light of her additional responsibilities as interim Chief Financial Officer. Mr. Miller was not eligible to receive a bonus under the 2020 Executive Compensation Plan, as his compensation package was composed almost entirely of equity awards. For each of the four bonus metrics, achievement of minimum, target, and maximum performance would be calculated based on 25%, 100%, and 200% achievement of the metric, respectively. To the extent that our achievement was greater or less than the specified targets, the bonus amounts payable to each individual would be increased or decreased, respectively, although our Compensation Committee retained discretion to adjust bonus payments in its sole discretion. The Compensation Committee did not exercise this discretion in determining 2020 bonus amounts as the Compensation Committee believed there was not sufficient basis to exercise its discretion (positive or negative) and determined to pay bonus amounts based solely on company performance. Our Compensation Committee determined these target bonus amounts based on the reasons below and the compensation factors described above under the heading “ — Compensation Discussion and Analysis — Compensation Decision Process.”

	Minimum Bonus Amount(1)		Target Bonus Amount(2)		Maximum Bonus Amount(3)
	$	% of Base Salary	$	% of Base Salary	$	% of Base Salary
Philip S. Saunders	18,750	3.8	500,000	100	1,000,000	200
Jeffrey Lautenbach	15,000	3.8	400,000	100	800,000	200
Brian L. Swartz	11,156	2.6	297,500	70	595,000	140
Mark Goldin	9,844	2.6	262,500	70	525,000	140
Heidi Spirgi	6,094	1.9	162,500	50	325,000	100
Patricia Coughlin(4)	5,381	1.5	143,480	40	286,960	80

(1)

Represents the minimum bonus amount payable if we met only our performance threshold for subscription revenue, the metric with the lowest weighting. No bonus was payable if we failed to meet the performance threshold for at least one metric.

(2)	Represents the bonus amount payable if we achieved our full performance target with respect to each performance metric.
(3)	Represents the maximum bonus amount payable in aggregate, if we achieved the maximum target with respect to each performance metric.
(4)

While serving as interim Chief Financial Officer, Ms. Coughlin’s target bonus was calculated as a percentage of her $298,700-base salary plus the annualized value of the $5,000-monthly stipend she received while serving in that role.

Our Compensation Committee did not make any changes to the target bonus amounts of our NEOs for 2020, except for Ms. Coughlin whose target bonus was calculated as a percentage of her base salary plus the annualized value of the monthly stipend she received in connection with her appointment as interim Chief Financial Officer and Mr. Saunders’ target bonus in connection with his promotion to Chief Executive Officer. Our Compensation Committee determined that these bonus targets were appropriate based on its review of the compensation practices of our peer group and allowed an appropriate amount of our NEOs’ total cash compensation to be performance-based compensation, consistent with our compensation philosophy. For 2020, the maximum bonus opportunity for executives who participated in the bonus plan remained 200% of target.

In early 2021, our Compensation Committee reviewed the level of achievement for each performance metric. The 2021 achievement levels for each performance metric were as follows:

	2020 Actual Performance	2020 Constant Currency Performance(1)	Weightings	Percentage Achievement
Annual Recurring Revenue	$840,000,000	$823,000,000	30%	86%
Subscription Revenue	$705,200,000	$701,000,000	15%	99%
Non-GAAP operating income(2)	$166,000,000	n/a	30%	98%
Saba acquisition-related metrics	n/a	n/a	25%	150%
Weighted Total:				107%

(1)	The 2020 Executive Compensation Plan directs the Compensation Committee to automatically adjust performance for currency exchange rate fluctuations.
(2)

GAAP operating loss was $(31.6) million, and actual non-GAAP operating income was $163.5 million. The 2020 Executive Compensation Plan allows for certain adjustments, such as removing the impact of expenses associated with this plan. The adjusted achievement level for this performance target was calculated as $166 million for 2020.

Accordingly, overall achievement relative to targets was approximately 107%, consistent with the terms of the bonus plan. Individual payments under the 2020 Executive Compensation Plan were as follows:

Name	2020 Bonus Amount
Philip S. Saunders	$536,250
Jeffrey Lautenbach	$429,000
Mark Goldin	$281,531
Heidi Spirgi	$174,281
Patricia Coughlin	$153,882
Adam L. Miller(1)	$—
Brian L. Swartz(2)	$—

(1)	Mr. Miller was not eligible to receive a bonus under the 2020 Executive Compensation Plan.
(2)	Mr. Swartz did not receive a bonus under the 2020 Executive Compensation Plan because he voluntarily resigned as our Chief Financial Officer prior to the end of 2020.

Long-Term Incentives (Equity Awards)

We grant equity awards to motivate and reward our NEOs for achieving long-term performance goals as reflected in the value of our common stock, which we believe aligns the interests of our NEOs with those of our stockholders. Such awards typically have been granted once per year. However, in 2018, we granted front-loaded awards to certain NEOs as described under the heading “2018 Front-Loaded Equity Awards” below. Accordingly, in 2020, only four NEOs received equity awards.

The Compensation Committee typically grants a combination of performance-based restricted stock units, or PSUs, and time-based restricted stock units, or RSUs, to achieve these goals.

2018 Front-Loaded Equity Awards

In November 2017, we announced a strategic plan with the objective of better positioning us for long-term growth and increasing stockholder value. In connection with the plan, we have (i) sharpened our focus on recurring revenue growth; (ii) driven operating margin and free cash flow improvement; (iii) developed new recurring revenue streams, including e-learning content subscriptions; (iv) bolstered the leadership team; and (v) strengthened governance to execute on this strategic transformation.

To ensure alignment between NEOs and our focus on combined subscription revenue growth and unlevered free cash flow margin to target the “Rule of 40” by 2020, the Compensation Committee, after reviewing a number of alternatives, decided to modify the long-term incentive program for 2018 for certain NEOs, excluding our founder and former Chief Executive Officer, Adam L. Miller, our Chief Strategy & Growth Officer, Heidi Spirgi, who did not join us until 2019, our former interim Chief Financial Officer and current Chief Accounting Officer, Ms. Coughlin, who did not join us until 2019, and our current Chief Executive Officer, Philip S. Saunders, who did not join us until 2020.

As such, on February 27, 2018, we granted the NEOs, excluding Mr. Miller, Ms. Coughlin (who did not join us until 2019), Ms. Spirgi (who did not join us until 2019), and Mr. Saunders (who did not join us until 2020), a front-loaded equity grant equal to three times the respective NEO’s annual long-term incentive award, intended to cover multiple years of service. No additional awards were made to these NEOs prior to 2021.

Key features of the program include:

•

One-Time Award: Grantees under this program received a one-time equity award in February 2018 intended to cover expected grant levels over a three-year period. In exchange, the Compensation Committee did not grant any additional equity awards to program participants until 2021. This one-time award should not be viewed as an incremental equity award. Future awards were pulled forward to ensure the participating NEOs were focused on the new strategic direction and remained sufficiently incentivized over the next five years.

•	Extended Vesting Period: The award vests over five years, instead of over a more typical three- or four-year period.

•	Increased Performance Orientation: The award is an equity mix of 50% PSUs and 50% RSUs. This mix represents a heavier weighting on performance shares than the previous mix of 33% PSUs and 67% RSUs.

•

Aligned to the “Rule of 40”: PSUs are based on a combination of subscription revenue growth and unlevered free cash flow margin, with target performance set at the “Rule of 40.” Achieving the “Rule of 40” in a given year means the percentage of our subscription revenue growth, plus the percentage of unlevered free cash flow margin, for that year equals at least 40%. Achieving threshold performance in a given year means the percentage of our subscription revenue growth, plus the percentage of unlevered free cash flow margin, for that year equals at least 20%. Achieving maximum performance in a given year means the percentage of our subscription revenue growth, plus the percentage of unlevered free cash flow margin, for that year equals at least 45%.

•

Sustained Performance Over Multiple Years: The PSU portion of the 2018 equity award (50% of the value) has been divided into three separate tranches, measured in equal one-third increments in 2020, 2021, and 2022. To earn the PSUs at target, we must reach the “Rule of 40” by 2020 and sustain that level of performance through 2022. The maximum performance leverage has been reduced from the prior year (from 3.0x to 2.0x), excluding the 0.0x to 0.5x subscription revenue growth modifier. The payout for the tranche of the award based on 2020 “Rule of 40” performance was 48.4% of target.

2020 Equity Awards for Mr. Miller and Ms. Spirgi

On February 27, 2020, we granted Mr. Miller an award of RSUs, and PSUs. We targeted an equity mix of 40% RSUs and 60% PSUs for Mr. Miller’s awards. Also in February 2020, we granted Ms. Spirgi an RSU award and a PSU award. For Ms. Spirgi’s equity awards, we targeted an equity mix of 50% RSUs and 50% PSUs. Our remaining NEOs, except for Mr. Saunders, did not receive 2020 equity award grants due to their one-time equity award in February 2018 that was intended to cover expected grant levels over a three-year period.

The RSUs granted to Mr. Miller and one of the RSU awards granted to Ms. Spirgi will be fully vested over a four-year period with 1/4th of the restricted stock units scheduled to vest on each of the first four anniversaries of the grant date, subject to the individual continuing to provide services to us through each such date.

The PSUs are three-year awards that measure performance for fiscal year 2022 and will become fully vested based on actual performance for that year. Performance will be based on a combination of subscription revenue growth and unlevered free cash flow margin, with target performance set at the “Rule of 40,” consistent with the metrics, goals, and leverage for the PSUs granted to certain of our NEOs in 2018 as described above.

In determining Mr. Miller’s 2020 equity award, the Compensation Committee took into consideration the following: (i) Mr. Miller’s performance and leadership throughout the strategic transformation moving Cornerstone towards becoming a higher margin, growth company, accelerating subscription revenue and exiting the services segments of our business; (ii) our absolute and relative performance; (iii) recognition that Mr. Miller no longer receives a base salary or annual bonus and that 100% of his pay will be aligned with stock price and our stockholders; and (iv) the equity award continues to competitively position Mr. Miller’s target pay versus our proxy peer group.

2020 Equity Awards for Ms. Coughlin

On April 27, 2020, we granted Ms. Coughlin an award of RSUs and PSUs. We targeted an equity mix of 2/3 RSUs and 1/3 PSUs for these awards.

On August 14, 2020, in connection with her appointment as interim Chief Financial Officer, we granted Ms. Coughlin an additional RSU award.

The RSUs granted to Ms. Coughlin will be fully vested over a four-year period with 1/4th of the restricted stock units scheduled to vest on the first anniversary of the vesting commencement date, and 1/16th of the restricted stock units scheduled to vest every three months thereafter, subject to Ms. Coughlin continuing to provide services to us through each such date.

The PSUs are three-year awards that measure performance for fiscal year 2022 and will become fully vested based on actual performance for that year. Performance will be based on a combination of subscription revenue growth and unlevered free cash flow margin, with target performance set at the “Rule of 40,” consistent with the metrics, goals, and leverage for the PSUs granted to certain of our NEOs in 2018 as described above.

2020 Equity Awards for Mr. Saunders

As noted above in connection with his promotion to Chief Executive Officer, on May 14, 2020, we granted Mr. Saunders an award of restricted stock units, or RSUs, and performance-based restricted stock units, or PSUs. We targeted an equity mix of approximately $2,000,000 in RSUs and $3,500,000 in PSUs for Mr. Saunders’ awards, excluding a one-time matching grant requiring Mr. Saunders to purchase shares of our common stock on the open market. The RSUs, excluding the one-time matching grant, will be fully vested over a four-year period with 40% of the restricted stock units scheduled to vest on the first anniversary of the grant date and 20% of the restricted stock units scheduled to vest on each of the three successive anniversaries of the grant date, subject to the individual continuing to provide services to us through each such date.

The PSUs are a three-year award that measures performance over a three-year period, with an opportunity for approximately 20% of the award to be earned on the second anniversary of the performance period. Approximately 20% of the award will become fully vested based on actual performance as of the second anniversary of the performance period, with the remainder becoming fully vested based on actual performance as of the end of the performance period. Performance will be based on our total shareholder return (“TSR”) relative to a comparator group comprising Russell 3000 application software companies.

Achieving target PSU performance means our TSR reaches at least the 55th percentile of the comparator group TSR. Achieving threshold PSU performance means our TSR reaches at least the 25th percentile of the comparator group TSR. Achieving maximum performance of 2.5x target performance means our TSR for the applicable period reaches at least the 95th percentile of the comparator group TSR. The Compensation Committee believes that, given our acquisition of Saba in 2020 and ongoing transformation into an increasingly efficient organization focused on key growth opportunities, relative total shareholder return best aligns pay with performance to drive shareholder value.

Also on May 14, 2020, we granted Mr. Saunders a one-time matching RSU award which vests on the first anniversary of the grant date, based on the number of shares of our common stock Mr. Saunders purchased between the grant date and June 16, 2020, and continues to hold through the first anniversary of the grant date. Mr. Saunders purchased 34,033 shares of our common stock during the relevant period. The Compensation Committee believes incentivizing Mr. Saunders to personally invest in Cornerstone further strengthens management and shareholder alignment.

COMPENSATION GOVERNANCE

Compensation Risk Assessment

In establishing and reviewing our overall compensation program, our Compensation Committee and our board of directors consider whether the compensation program and its various elements encourage or motivate our NEOs or other employees to take excessive risks. We believe that our compensation program and its elements are designed to encourage our employees to act in our long-term best interests and are not reasonably likely to have a material adverse effect on our business. In particular, our Compensation Committee has reviewed the elements of our executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	our allocation of compensation between cash compensation and long-term equity compensation, combined with our typically multi-year vesting schedule, discourages short-term risk taking;

•	our approach of goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking; and

•	our compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Other Compensation Policies and Agreements

Stock Ownership Guidelines

We have formal stock ownership guidelines for certain employees, including our NEOs. Under our ownership guidelines, our Chief Executive Officer is expected to accumulate and hold a number of shares of our common stock with a value equal to ten times his annual base salary, and our other NEOs are expected to accumulate and hold a number of shares of our common stock with a value equal to three times his or her annual base salary. The NEOs are expected to satisfy the ownership guidelines within five years from the adoption of the guidelines (or the individual’s date of hire for individuals hired after the effective date). For the purposes of these guidelines, stock ownership includes shares owned outright by the NEO or his or her immediate family members; shares held in trust, limited partnerships, or similar entities for the benefit of the NEO or his or her immediate family members, but beneficially owned by the NEO; shares held in retirement or deferred compensation accounts for the benefit of the NEO or his or her immediate family members; shares subject to restricted stock units or other full-value awards (“Full-Value Awards”) that have vested, but for which the NEO has elected to defer the settlement of the award to a date beyond the date of vesting; and shares subject to Full-Value Awards that are unvested and for which the only requirement to earn the award is continued service to Cornerstone. In addition, in the event the applicable ownership threshold is not satisfied as of or following the applicable deadline, NEOs are required to hold 50% of net after-tax shares until the applicable guideline has been met. All of our NEOs currently meet their respective ownership requirements under the stock ownership guidelines.

Anti-Hedging and Pledging Policy

Our insider trading policy includes an anti-hedging policy, which prohibits our executive officers and directors, as well as employees subject to policy blackout periods, from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to Cornerstone’s securities unless otherwise permitted by our board of directors. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Cornerstone securities. Stock options, stock appreciation rights, and other securities issued pursuant to our benefit plans or other compensatory arrangements with us are not subject to this prohibition.

Our insider trading policy also includes an anti-pledging policy, which prohibits our executive officers and directors from pledging Cornerstone securities as collateral for loans.

Compensation Recovery Policies

We have a clawback policy applicable to our executive officers. If a majority of the independent members of our board of directors determines that an officer’s misconduct caused us to materially restate all or a portion of our financial statements, our board of directors may require the officer to repay incentive compensation that would not have been payable absent the material restatement. This policy applies to all incentive compensation, excluding equity awards granted prior to the adoption of the policy, based on financial statements filed during the three years prior to the material restatement. Our Compensation Committee intends to revisit our clawback policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment Contracts, Termination of Employment and Change-In-Control Agreements

Our board of directors believes that maintaining a stable and effective management team is essential to our long-term success and achievement of our corporate strategies, and is therefore in the best interests of our stockholders. We have entered into employment agreements or Change of Control Severance Agreements with each of our NEOs that provide for, in certain instances, base salary, bonuses and/or sales commissions, employee benefit plan participation, and severance or other payments upon a qualifying termination of employment or change of control. These agreements provide the NEOs with assurances of specified severance benefits in the event that their employment is terminated and such termination is a qualifying termination. For more detail, see “Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control.”

We recognize that these severance benefits may be triggered at any time. Nonetheless, we believe that it is imperative to provide these individuals with these benefits to secure their continued dedication to their work, notwithstanding the possibility of a termination by us, and to provide them with additional incentives to continue employment with us. In determining appropriate severance payment and benefit levels for our NEOs, our Compensation Committee and our board of directors relied on a number of factors, including their experience with and understanding of current market practice, relative severance packages within our company, and current severance arrangements. The level of benefits and triggering events to receive such benefits were chosen to be broadly consistent with our Compensation Committee’s and our board of directors’ view of prevailing competitive practices. The final severance payment and benefit levels were determined after extensive negotiations with each NEO and were evaluated in terms of the overall compensation packages for each NEO.

We also recognize the possibility that we may in the future undergo a change in control, and that this possibility, and the uncertainty it may cause among our NEOs, may result in their departure or distraction to the detriment of our company and our stockholders. Accordingly, our board of directors and Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of certain key executives to their assigned duties without the distraction that may arise from the possibility or occurrence of a change in control. As a result, we have entered into agreements with certain of our NEOs that provide additional benefits in the event of a change in control. For more detail, see “Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control.”

Benefits and Tax Considerations

Broad-Based Employee Benefits

Our compensation program for our NEOs also includes employee benefits that are generally available to our other employees. These benefits include, for instance, medical, dental, vision, long-term disability and life insurance benefits, as well as flexible spending accounts. Our NEOs receive these benefits on the same basis as our other full-time U.S. employees. Offering these benefits serves to attract and retain employees, including our NEOs. We anticipate that we will periodically review our employee benefits programs in order to ensure that they continue to serve these purposes and remain competitive.

We have established a tax-qualified Section 401(k) retirement savings plan for our employees generally, subject to standard eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their current compensation, not to exceed the applicable statutory income tax limitation. We provide for a match of employees’ contributions in an amount equal to 50% of an employee’s contributions up to $2,400 per year. Matching amounts vest over four years, beginning at the employee’s employment start date. Accordingly, all matching amounts will have fully vested on the fourth anniversary of the start date, regardless of when the matching amounts were contributed.

We have also established the 2010 Employee Stock Purchase Plan (the “ESPP”), which provides employees the opportunity to purchase shares of our common stock through accumulated payroll deductions pursuant to a pre-determined formula within limits prescribed by the Internal Revenue Code. Our NEOs are eligible to participate in the ESPP on the same basis as other employees located in the same country.

Tax Considerations

We have not provided our executives or directors with any gross-up or other reimbursement for tax amounts that these individuals might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests, and certain other service providers, could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and also that we or our successor could lose the ability to deduct on our corporate taxes the amounts subject to the additional tax. In addition, Section 409A imposes significant taxes on an executive officer, director or other service provider who receives “deferred compensation” that does not meet the requirements of Section 409A.

Compensation Committee Report

The following report of our Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

Our Compensation Committee consists solely of non-employee directors, each of whom our board of directors has determined is independent under the applicable listing standards of Nasdaq. Our Compensation Committee has the duties and powers described in its written charter adopted by our board of directors. A copy of our Compensation Committee’s charter is available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Governance Documents” within the “Governance” section.

The Compensation Committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management and, based on this review and discussion, the Compensation Committee recommended to our board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement.

Members of our Compensation Committee1

Dean Carter, Chair

Elisa A. Steele

Steffan C. Tomlinson

[1]

Ms. Altobello, a member of our Compensation Committee, is not listed below as she recently joined the Compensation Committee and did not participate in the discussions covered by this Compensation Committee Report.

Summary Compensation Table

The following table summarizes the compensation information for our NEOs for the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Philip S. Saunders Chief Executive Officer	2020	268,685	(3)	—		6,874,252	536,250		3,127	(4)	7,682,314

Adam Miller	2020	26	(5)	—		5,286,745	—		15,361	(6)	5,302,132
Co-Chair of Our Board of Directors and Former Chief Executive Officer	2019	94,252	(5)	—		7,689,357	—		1,413	(7)	7,785,022
	2018	500,000		—		4,879,645	790,000		384,956	(8)	6,554,601

Patricia Coughlin Chief Accounting Officer and Former Interim Chief Financial Officer	2020	297,027		25,000	(9)	1,361,190	153,882		2,597	(10)	1,839,697

Heidi Spirgi	2020	304,250	(3)	—		1,057,928	174,281		2,615	(11)	1,539,074
Chief Marketing and Strategy Officer	2019	200,000	(13)	—		1,773,964	97,648	(12)	2,400	(13)	2,074,012

Jeffrey Lautenbach	2020	374,462	(3)	—		—	429,000		2,665	(14)	806,126
President of Global Field Operations	2019	400,000		20,000	(15)	—	376,535		2,400	(13)	798,935
	2018	398,718	(16)	60,000	(15)	6,780,215	632,000		—		7,870,933

Mark Goldin	2020	351,058	(3)	—		—	281,531		4,631	(17)	637,220
Chief Technology Officer	2019	375,000		—		—	247,101		2,400	(13)	624,501
	2018	370,834		—		5,393,578	414,750		2,400	(13)	6,181,562

Brian L. Swartz	2020	265,462	(18)	—		—	—		2,569	(19)	268,031
Former Chief Financial Officer	2019	425,000		—		—	280,048		2,400	(13)	707,448
	2018	425,000		—		8,167,177	470,050		2,400	(13)	9,064,627

(1)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Note 2 to the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021. These amounts do not necessarily correspond to the actual value that may be realized by the NEO. The aggregate amounts presented assume the target level of performance for performance-based awards. Assuming the maximum achievement of the applicable performance conditions for performance-based awards, the respective grant date fair value of the stock awards granted to our NEOs was: for Mr. Saunders, $12,298,302 in 2020; for Mr. Miller, $10,044,939, $11,534,063, and $7,319,467 in 2020, 2019, and 2018, respectively; for Ms. Coughlin, for $1,916,353 in 2020; for Ms. Spirgi, $1,851,375 and $1,874,705 in 2020 and 2019, respectively; for Mr. Lautenbach, $8,475,269 in 2018; for Mr. Goldin, $6,741,973 in 2018; and, for Mr. Swartz, $10,208,971 in 2018.

(2)

The amounts for Messrs. Saunders, Miller, Lautenbach, Goldin and Swartz, and Mses. Coughlin and Spirgi represent the total performance-based bonuses earned for services rendered, as applicable, in 2020, 2019 and 2018 under our 2020 Executive Compensation Plan, 2019 Executive Compensation Plan and 2018 Executive Compensation Plan, respectively. For more information, see “Compensation Discussion and Analysis — 2020 Executive Compensation Plan.”

(3)

Certain NEOs voluntarily agreed to accept a 10% reduction in their salaries during a portion of 2020. Mr. Saunders agreed to a voluntary 10% reduction in his base salary between May 11, 2020 and November 30, 2020. Each of Ms. Spirgi, Mr. Lautenbach and Mr. Goldin agreed to a voluntary 10% reduction in his or her base salary between May 1, 2020 and November 30, 2020.

(4)	The amount includes (i) a 401(k) plan matching contribution of $2,400, (ii) $330 in life insurance premiums paid by the Company and (iii) an anniversary gift of $397.
(5)	Starting on March 1, 2019, Mr. Miller was paid a base salary of $26 per year (or $1 per pay period).
(6)

The amount includes $15,000 of legal expenses that we paid on behalf of Mr. Miller in 2020 in connection with his transition from Chief Executive Officer to Co-Chair of our board of directors as well as related tax gross-up payment of $361.

(7)	The amount represents a 401(k) plan matching contribution.
(8)	The amount includes a filing fee of $250,000 that we paid on behalf Mr. Miller in 2018 in connection with a filing under the Hart-Scott-Rodino Act as well as related tax gross-up payments of $132,556.
(9)

The amount represents the total stipend that Ms. Coughlin received in connection with her service as interim Chief Financial Officer, which was paid in five monthly installments of $5,000 each over August to December 2020.

(10)	The amount includes (i) a 401(k) plan matching contribution of $2,400 and (ii) $197 in life insurance premiums paid by the Company.
(11)	The amount includes (i) a 401(k) plan matching contribution of $2,400 and (ii) $215 in life insurance premiums paid by the Company.
(12)

Ms. Spirgi joined us on May 8, 2019 with an annual base salary of $325,000. Based on her 2019 employment start date, Ms. Spirgi received a pro-rated salary of $200,000 and a pro-rated bonus under our 2019 Executive Compensation Plan of $97,648 in 2019.

(13)	The amounts represent $2,400 in annual 401(k) plan matching contributions for the NEOs in the years shown above.
(14)	The amount includes (i) a 401(k) plan matching contribution of $2,400 and (ii) $265 in life insurance premiums paid by the Company.
(15)

The amounts represent discretionary bonuses paid pursuant to Mr. Lautenbach’s offer letter dated November 28, 2017, which provided for four quarterly hire-on bonus payments of $20,000 each that were paid following each applicable three-month anniversary of Mr. Lautenbach’s hire date of January 2, 2018.

(16)	Mr. Lautenbach joined us in January 2018 with an annual salary of $400,000.
(17)	The amount includes (i) a 401(k) plan matching contribution of $2,400, (ii) $248 in life insurance premiums paid by the Company and (iii) an anniversary gift of $1,983.
(18)	Mr. Swartz resigned in 2020; his last day of employment with us was August 14, 2020. Mr. Swartz agreed to a voluntary 10% reduction in his base salary between May 1, 2020 and August 14, 2020.
(19)	The amount includes (i) a 401(k) plan matching contribution of $2,400 and (ii) $169 in life insurance premiums paid by the Company.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the ratio of the annual total compensation of Mr. Saunders, our Chief Executive Officer, to that of our median employee. SEC rules allow us to select a methodology for identifying our median employee in a manner that is most appropriate based on our size, organizational structure and compensation plans, policies and procedures.

In determining our median employee, we chose December 31, 2020 as the determination date, which is the last day of our most recently completed fiscal year. As of that date, we employed approximately 2,900 employees globally. Our median employee was determined based on total compensation (base salary, equity-based compensation reflecting grant date fair value and cash incentive compensation, where applicable), derived from our payroll and stock administration systems for, our entire global employee population (excluding our Chief Executive Officer) for the 12 months ending at December 31, 2020. In determining our median employee, we did not use any of the exemptions permitted under SEC rules, and we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or our Chief Executive Officer. Amounts paid in foreign currency were converted to United States dollars using the average exchange rates for the 12-month period ending December 31, 2020.

We calculated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Based on our calculation for 2020, our Chief Executive Officer’s annual total compensation for 2020 was $7,682,314 and our median employee’s annual total compensation for 2020 was $108,063. Accordingly, we estimated our Chief Executive Officer Pay Ratio for 2020 to be 71:1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Fiscal 2020 Grants of Plan-Based Awards

The table below summarizes information concerning all plan-based awards granted to our NEOs during fiscal 2020, which ended on December 31, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Saunders	4/16/2020	18,750	500,000	1,000,000	—	—	—	—
	5/14/2020	—	—	—	103,580	258,950	—	3,616,056
	5/14/2020	—	—	—	—	—	34,033	1,258,200
	5/14/2020	—	—	—	—	—	59,189	1,999,996
Mr. Miller	2/27/2020	—	—	—	76,640	191,600	—	3,172,130
	2/27/2020	—	—	—	—	—	51,090	2,114,615
Ms. Coughlin	4/16/2020	5,381	143,480	286,960	—	—	—	—
	4/27/2020	—	—	—	11,716	29,290	—	370,108
	4/27/2020	—	—	—	—	—	23,431	740,185
	8/14/2020	—	—	—	—	—	6,792	250,896
Ms. Spirgi	2/27/2020	—	—	—	12,780	31,950	—	528,964
	2/27/2020	—	—	—	—	—	12,780	528,964
	4/16/2020	6,094	162,500	325,000	—	—	—	—
Mr. Lautenbach	4/16/2020	15,000	400,000	800,000	—	—	—	—
Mr. Goldin	4/16/2020	9,844	262,500	525,000	—	—	—	—
Mr. Swartz	4/16/2020	11,156	297,500	595,000	—	—	—	—

(1)	Represents awards under our 2020 Executive Compensation Plan. For more information, see “Compensation Discussion and Analysis — Short-Term Incentives (Cash Bonuses)” above.
(2)

Represents performance-based restricted stock unit awards that were granted under our 2010 Equity Incentive Plan. For more information, see “Compensation Discussion and Analysis — Long-Term Incentives (Equity Awards)” above.

(3)	Represents restricted stock unit awards that were granted under our 2010 Equity Incentive Plan and which are subject to service-based vesting requirements.
(4)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth herein or in Note 2 in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 22, 2021. These amounts do not necessarily correspond to the actual value that may be realized by the NEO.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock options and stock awards held by our NEOs as of December 31, 2020. Mr. Swartz resigned from his position as Chief Financing Officer during 2020; accordingly, as of December 31, 2020, he had no outstanding equity awards.

			Option Awards				Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(3)
Mr. Saunders	5/14/2020	(4)	—	—	—	—	34,033	1,498,813	—		—
	5/14/2020	(5)	—	—	—	—	59,189	2,606,684	—		—
	5/14/2020	(6)	—	—	—	—	—	—	22,195	(7)	997,468
	5/14/2020	(8)	—	—	—	—	—	—	81,385	(7)	3,584,195

Mr. Miller	5/1/2012	(9)	248,700	—	20.85	5/1/2022	—	—	—		—
	7/1/2013	(9)	116,500	—	52.72	8/10/2023	—	—	—		—
	7/1/2014	(9)	82,000	—	46.20	7/1/2024	—	—	—		—
	3/5/2017	(9)	—	—	—	—	11,331	499,017	—		—
	2/27/2018	(9)	—	—	—	—	24,014	1,057,577	—		—
	2/27/2019	(9)	—	—	—	—	40,279	1,773,887	—		—
	2/27/2020	(10)	—	—	—	—	51,090	2,250,004	—		—
	2/27/2018	(8)	—	—	—	—	—	—	72,042	(7)	3,172,730
	2/27/2019	(8)	—	—	—	—	—	—	80,559	(7)	3,547,818
	2/27/2020	(8)	—	—	—	—	—	—	76,640	(7)	3,375,226

Ms. Coughlin	1/21/2019	(10)	—	—	—	—	19,768	870,583	—		—
	1/21/2019	(13)	—	—	—	—	15,619	687,861	—		—
	3/1/2020	(14)	—	—	—	—	23,431	1,031,901	—		—
	8/14/2020	(14)	—	—	—	—	6,792	299,120	—		—
	4/27/2020	(8)	—	—	—	—	—	—	11,716	(7)	515,973

Ms. Spirgi	5/1/2019	(10)	—	—	—	—	10,255	451,630	—		—
	5/1/2019	(13)	—	—	—	—	2,500	110,100	—		—
	2/27/2020	(10)	—	—	—	—	12,780	562,831	—		—
	6/17/2019	(8)	—	—	—	—	—	—	13,674	(7)	602,203
	2/27/2020	(8)	—	—	—	—	—	—	12,780	(7)	562,831

Mr. Lautenbach	2/27/2018	(11)	—	—	—	—	50,051	2,204,246	—		—
	2/27/2018	(12)	—	—	—	—	—	—	83,418	(7)	3,673,729

Mr. Goldin	7/1/2013	(9)	46,670	—	44.01	7/1/2023	—	—	—		—
	7/1/2014	(9)	50,000	—	46.20	7/1/2024	—	—	—		—
	7/1/2015	(9)	26,620	—	35.36	7/9/2025	—	—	—		—
	3/5/2017	(10)	—	—	—	—	6,957	306,386	—		—
	2/27/2018	(11)	—	—	—	—	39,815	1,753,453	—		—
	2/27/2018	(12)	—	—	—	—	—	—	66,358	(7)	2,922,406

(1)

This column represents the market value of the shares of our common stock underlying the restricted stock units as of December 31, 2020, based on the closing price of our common stock as reported on the Nasdaq Global Select Market of $44.04 per share on December 31, 2020.

(2)	These columns represent amounts related to awards of restricted stock units.
(3)	These columns represent amounts related to awards of performance-based restricted stock units.
(4)

All of the eligible shares subject to the restricted stock units will vest on the first anniversary of the vesting commencement date, subject to the award holder’s satisfaction of certain share ownership conditions and the award holder’s continuing to be a service provider through such date.

(5)

40% of the shares subject to the restricted stock unit will vest on the first anniversary of the vesting commencement date and 20% of the shares subject to the restricted stock unit will vest on each of the second, third and fourth anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.

(6)

All of the eligible shares subject to the performance-based restricted stock units will vest on the second anniversary of the vesting commencement date, subject to the satisfaction of certain performance conditions and the award holder’s continuing to be a service provider through such date.

(7)	These performance-based restricted stock unit awards reflect the achievement of the target performance level.
(8)

All of the eligible shares subject to the performance-based restricted stock units will vest on the third anniversary of the vesting commencement date, subject to the satisfaction of certain performance conditions and the award holder’s continuing to be a service provider through such date.

(9)

One fourth (1/4) of the shares subject to the option shall vest on the first anniversary of the vesting commencement date, and one forty-eighth (1/48) of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), such that all of the shares subject to the option will have vested as of the fourth anniversary of the vesting commencement date, subject to option holder’s continuing to be a service provider through each such date.

(10)

One fourth (1/4) of the shares subject to the restricted stock units will vest on each of the first, second, third and fourth anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.

(11)

One fifth (1/5) of the shares subject to the restricted stock units will vest on each of the first, second, third, fourth and fifth anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.

(12)

One third (1/3) of the shares subject to the performance-based restricted stock units will vest on the third, fourth and fifth anniversaries of the vesting commencement date, subject to the satisfaction of certain performance conditions and the award holder’s continuing to be a service provider through such date.

(13)

One half (1/2) of the shares subject to the restricted stock units will vest on each of the first and second anniversaries of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.

(14)

One fourth (1/4) of the shares subject to the restricted stock unit will vest on the first anniversary of the vesting commencement date, and one sixteenth (1/16) of the shares subject to the restricted stock unit will vest every three months thereafter, such that the award will be fully vested on the fourth anniversary of the vesting commencement date, in each case subject to the award holder’s continued service with us on each such date.

Fiscal 2020 Option Exercises and Stock Vested

The following table provides information regarding options and stock awards exercised and vested, respectively, and value realized for each of our NEOs during the fiscal year that ended on December 31, 2020.

Name	Option Awards — Number of Shares Acquired on Exercise (#)	Option Awards — Value Realized on Exercise ($)(1)	Stock Awards — Number of Shares Acquired on Vesting (#)	Stock Awards — Value Realized on Vesting ($)(2)
Mr. Saunders	—	—	—	—
Mr. Miller	532,250	17,516,348	48,040	1,931,515
Ms. Coughlin	—	—	22,208	1,405,100
Ms. Spirgi	—	—	5,919	192,190
Mr. Lautenbach	—	—	16,683	690,509
Mr. Goldin	—	—	27,529	1,103,606
Mr. Swartz	50,000	263,953	43,132	1,646,026

(1)	Based on the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of our common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during the fiscal year ended December 31, 2020.

Offer Letters and Employment Agreements; Potential Payments Upon Termination, Change in Control or Upon Termination Following Change in Control

Philip S. Saunders

On May 1, 2020, we entered into a severance agreement with Mr. Saunders, our Chief Executive Officer. In the event that we terminate Mr. Saunders without cause or if Mr. Saunders terminates his employment for good reason, and in either event the termination does not occur during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Mr. Saunders will receive: (i) continued payments of his base salary for 18 months, (ii) 150% of his full annual bonus for the year of termination at target level as in effect immediately prior to his termination date, (iii) 18 months of acceleration of all unvested equity awards, (iv) the payment of premiums for continued health, dental and vision benefits for Mr. Saunders (and any eligible dependents) for up to 18 months, and (v) all accrued compensation.

In the event that we terminate Mr. Saunders without cause or if Mr. Saunders terminates his employment for good reason, and in either event the termination occurs during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control, Mr. Saunders will receive: (i) a lump-sum payment equal to 150% of his base salary plus 150% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Saunders (and any eligible dependents) for up to 18 months, and (iv) all accrued compensation.

The severance payments discussed above are subject to Mr. Saunders signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.

Mr. Saunders’ severance agreement also provides that in the event that the severance payments and other benefits payable to Mr. Saunders constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Saunders of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Saunders would have received under the terms of his employment agreement if a trigger event had occurred on December 31, 2020:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance payments attributable to base salary(2)(3)	$750,000		$750,000
Severance payments attributable to bonus(4)	750,000		750,000
Acceleration of equity awards(5)	8,667,160	(6)	4,040,274
Company-paid premiums(7)	38,424		38,424

Total	$10,205,584		$5,578,697

(1)

A termination is considered to be “in connection with a change of control” if Mr. Saunders’ employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Saunders for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control.

(2)

Severance payments will be paid in a lump sum upon a qualifying termination in connection with a change of control or in continuing payments upon a qualifying termination that is not in connection with a change of control.

(3)	Calculations are based on a base salary of $500,000, which was the base salary that was in effect as of December 31, 2020.
(4)

Calculations are based on a target bonus amount of $500,000, which was the target bonus amount that was in effect under the 2020 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2020 above.

(5)

The value of the accelerated options was calculated by multiplying (a) the number of shares subject to acceleration by (b) the difference between $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020.

(6)

Assuming that Mr. Saunders had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2020, the performance-based restricted stock units granted in May 2020 would have resulted in shares vesting at the target performance level. The eligible shares were calculated using the closing price of our common stock and the related market index at December 31, 2020.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Saunders (and his eligible dependents) for 18 months.

As used in Mr. Saunders’ severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth below under the heading “Definitions for the Severance Agreement of Mr. Saunders.”

Definitions for the Severance Agreement of Mr. Saunders

As used in the severance agreement of Mr. Saunders, the terms below have the following meanings:

•

The term “cause” means: (i) an act of material dishonesty made by the executive in connection with his carrying out his job responsibilities to us intended to result in his substantial personal enrichment, (ii) the executive’s conviction of, or plea of nolo contendere to, a felony which our board of directors reasonably believes had or will have a material detrimental effect on our reputation or business, (iii) a willful act by the executive which constitutes gross misconduct and which is injurious to us or our affiliates, (iv) the executive’s willful and material breach of the employment agreement, including without limitation his intentional failure to perform his stated duties, and his continued failure to cure such breach to the reasonable satisfaction of our board of directors within 10 days following written notice of such breach to the executive, and (v) the executive’s material violation of a company policy that results in a material detrimental effect on our reputation or business.

•

The term “change of control” means the occurrence of any of the following: (i) a change in our ownership which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of our stock that, together with the stock held by such Person, constitutes more than 50% of the total voting power of our stock; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of our stock will not be considered a change of control, or (ii) a change in our effective control which occurs on the date that a majority of members of our board of directors (each, a “Director”) is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of us, the acquisition of additional control of us by the same Person will not be considered a change of control, or (iii) a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) our assets that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of our assets: (A) a transfer to an entity that is controlled by our stockholders immediately after the transfer, or (B) a transfer of assets by us to: (1) a stockholder of our company (immediately before the asset transfer) in exchange for or with respect to our stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition of change of control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us. Notwithstanding the foregoing, a transaction will not be deemed a change of control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A. Further, the completion of an underwritten public offering of our common stock will not constitute a change of control and a transaction will not constitute a change of control if: (i) its sole purpose is to change our state of incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the our securities immediately before such transaction. In addition, a transaction must actually be consummated in order for there to be a change of control.

•

The term “good reason” means without the executive’s express written consent: (i) a significant reduction or adverse change in his duties, position, reporting relationship or responsibilities, or the removal of him from such duties, position or responsibilities, (ii) a reduction by us in the executive’s base salary as in effect immediately prior to such reduction unless (a) such reduction is part of a salary reduction plan across our entire senior management team, (b) such reduction does not have a disproportionate effect on the executive in comparison to other members of our senior management team and (c) such reduction is not in excess of 10% of the executive’s base salary, (iii) a material reduction by us in the kind or level of benefits to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced disproportionally to other members of senior management, (iv) our material breach of a term of the employment agreement or any other agreement between us and the executive, including our failure to obtain assumption of the employment agreement by any successor, and (v) the relocation of the executive to a facility or a location more than 35 miles from his then present employment location. In addition, the executive must provide us written notice of the existence of the one or more of the above conditions within 90 days of its initial existence and we must be provided with 30 days to cure the condition. If the condition is not cured within such 30-day period, the executive must terminate employment within 30 days of the end of such cure period in order to qualify as a termination for good reason.

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

Jeffrey Lautenbach

In January 2018, Mr. Lautenbach entered into a severance agreement with us. In the event that we terminate Mr. Lautenbach without cause or if Mr. Lautenbach terminates his employment for good reason, and in either event the termination does not occur during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Mr. Lautenbach will receive: (i) a lump-sum payment equal to 100% of his base salary, (ii) 12 months of acceleration of all unvested equity awards, (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Lautenbach (and any eligible dependents) for up to 12 months, and (iv) all accrued compensation.

In the event that we terminate Mr. Lautenbach without cause or if Mr. Lautenbach terminates his employment for good reason, and in either event the termination occurs during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Mr. Lautenbach will receive: (i) a lump-sum payment equal to 100% of his base salary plus 100% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Lautenbach (and any eligible dependents) for up to 12 months, and (iv) all accrued compensation.

The severance payments discussed above are subject to Mr. Lautenbach signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.

Mr. Lautenbach’s severance agreement also provides that in the event that the severance payments and other benefits payable to Mr. Lautenbach constitute “parachute payments” under Section 280G of the Code, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Lautenbach of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Lautenbach would have received under the terms of his severance agreement if a trigger event had occurred on December 31, 2020:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$400,000		$400,000
Severance Payments Attributable to Bonus	400,000	(4)	—
Acceleration of Equity Awards(5)	5,877,975	(6)	734,763
Company-paid premiums(7)	14,418		14,418

Total	$6,692,393		$1,149,181

(1)

A termination is considered to be during the change of control period if Mr. Lautenbach’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Lautenbach for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Mr. Lautenbach’s employment is terminated as a result of his disability or his death, then Mr. Lautenbach’s outstanding and unvested equity awards will vest as if Mr. Lautenbach’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

(2)	Severance payments will be paid in a lump sum upon a qualifying termination.
(3)	Calculations are based on a base salary of $400,000, which was the base salary that was in effect as of December 31, 2020.
(4)

Calculations are based on a target bonus amount of $400,000, which was the target bonus amount that was in effect under the 2020 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2020 above.

(5)

The value of the accelerated options was calculated by multiplying (a) the number of shares subject to acceleration by (b) the difference between $44.04, the closing price per share of our common stock on the

Nasdaq Global Select Market on December 31, 2020, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020.

(6)

Assuming that Mr. Lautenbach had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2020, the performance-based restricted stock unit granted in February 2018 would have resulted in shares vesting at the target performance level. The eligible shares were calculated using the closing price of our common stock and the related market index at December 31, 2020.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Lautenbach (and his eligible dependents) for 12 months.

As used in Mr. Lautenbach’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Severance Agreement of Mr. Saunders.”

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

Mark Goldin

In April 2013, Mr. Goldin entered into a severance agreement with us that superseded any rights to severance and/or change of control benefits in his employment agreement entered into on May 24, 2010. In the event that we terminate Mr. Goldin without cause or if Mr. Goldin terminates his employment for good reason, and in either event the termination does not occur during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Mr. Goldin will receive: (i) a lump-sum payment equal to 100% of his base salary, (ii) nine months of acceleration of all unvested equity awards, (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Goldin (and any eligible dependents) for up to 12 months, and (iv) all accrued compensation.

In the event that we terminate Mr. Goldin without cause or if Mr. Goldin terminates his employment for good reason, and in either event the termination occurs during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Mr. Goldin will receive: (i) a lump-sum payment equal to 100% of his base salary plus 100% of his target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Goldin (and any eligible dependents) for up to 12 months, and (iv) all accrued compensation.

The severance payments discussed above are subject to Mr. Goldin signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.

Mr. Goldin’s severance agreement also provides that in the event that the severance payments and other benefits payable to Mr. Goldin constitute “parachute payments” under Section 280G of the Code, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Goldin of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Goldin would have received under the terms of his severance agreement if a trigger event had occurred on December 31, 2020:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$375,000		$375,000
Severance Payments Attributable to Bonus	262,500	(4)	—
Acceleration of Equity Awards(5)	4,982,245	(6)	890,885
Company-paid premiums(7)	9,744		9,744

Total	$5,629,490		$1,275,630

(1)

A termination is considered to be during the change of control period if Mr. Goldin’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Goldin for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Mr. Goldin’s employment is terminated as a result of his disability or his death, then Mr. Goldin’s outstanding and unvested equity awards will vest as if Mr. Goldin’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

(2)	Severance payments will be paid in a lump sum upon a qualifying termination.
(3)	Calculations are based on a base salary of $375,000, which was the base salary that was in effect as of December 31, 2020.
(4)

Calculations are based on a target bonus amount of $262,500, which is the target bonus amount that was in effect under the 2020 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2020 above.

(5)

The value of the accelerated options was calculated by multiplying (a) the number of shares subject to acceleration by (b) the difference between $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020.

(6)

Assuming that Mr. Goldin had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2020, the performance-based restricted stock unit granted in February 2018 would have resulted in shares vesting at the target performance level. The eligible shares were calculated using the closing price of our common stock and the related market index at December 31, 2020.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Goldin (and his eligible dependents) for 12 months.

As used in Mr. Goldin’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Severance Agreement of Mr. Saunders.”

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

Heidi Spirgi

In May 2019, Ms. Spirgi entered into a severance agreement with us. Ms. Spirgi’s severance agreement has the same terms and conditions as Mr. Goldin’s severance agreement as described above.

The following table shows the pre-tax payments that Ms. Spirgi would have received under the terms of her severance agreement if a trigger event had occurred on December 31, 2020:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$325,000		$325,000
Severance Payments Attributable to Bonus	162,500	(4)	—
Acceleration of Equity Awards(5)	2,289,596	(6)	401,337
Company-paid premiums(7)	14,590		14,590

Total	$2,791,686		$740,927

(1)

A termination is considered to be during the change of control period if Ms. Spirgi’s employment with us is either (i) terminated by us without cause or (ii) terminated by Ms. Spirgi for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Ms. Spirgi’s employment is terminated as a result of her disability or her death, then Ms. Spirgi’s outstanding and unvested equity awards will vest as if Ms. Spirgi’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

(2)	Severance payments will be paid in a lump sum upon a qualifying termination.
(3)	Calculations are based on a base salary of $325,000, which was the base salary that was in effect as of December 31, 2020.
(4)

Calculations are based on a target bonus amount of $162,500, which was the target bonus amount that was in effect under the 2020 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2020 above.

(5)

The value of the accelerated options was calculated by multiplying (a) the number of shares subject to acceleration by (b) the difference between $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020.

(6)

Assuming that Ms. Spirgi had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2020, the performance-based restricted stock units granted in June 2019 and February 2020 would have resulted in shares vesting at the target performance level. The eligible shares were calculated using the closing price of our common stock and the related market index at December 31, 2020.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Ms. Spirgi (and her eligible dependents) for 12 months.

As used in Ms. Spirgi’s severance agreement, the terms “cause,” “change of control” and “good reason” have the meanings set forth above under the heading “Definitions for the Severance Agreement of Mr. Saunders.”

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

Adam L. Miller

On June 15, 2020, we entered into an amended and restated employment agreement with Mr. Miller, the Co-Chair of our board of directors, founder, and former Chief Executive Officer. In the event that we terminate Mr. Miller without cause or if Mr. Miller terminates his employment for good reason, and in either event the termination does not occur during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Mr. Miller will receive: (i) continued payments at a rate equal to the Chief Executive Officer’s annual base salary for 18 months, (ii) 150% of the Chief Executive Officer’s full annual bonus for the year of termination at target level as in effect immediately prior to Mr. Miller’s termination date, (iii) full acceleration of all unvested equity awards with Mr. Miller having up until the awards’ respective expiration dates to exercise any stock options or stock appreciation rights, (iv) the payment of premiums for continued health, dental and vision benefits for Mr. Miller (and any eligible dependents) for up to 18 months, and (v) all accrued compensation.

In the event that we terminate Mr. Miller without cause or if Mr. Miller terminates his employment for good reason, and in either event the termination occurs during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Mr. Miller will receive: (i) a lump-sum payment equal to 150% of the Chief Executive Officer’s base salary plus 150% of the Chief Executive Officer’s target annual bonus, (ii) full acceleration of all unvested equity awards with Mr. Miller having up until the awards’ respective expiration dates to exercise any stock options or stock appreciation rights, (iii) the payment of premiums for continued health, dental and vision benefits for Mr. Miller (and any eligible dependents) for up to 18 months, and (iv) all accrued compensation.

The severance payments discussed above are subject to Mr. Miller signing and not revoking a release of claims and continuing to comply with his confidentiality and employment agreements.

Mr. Miller’s severance agreement also provides that in the event that the severance payments and other benefits payable to Mr. Miller constitute “parachute payments” under Section 280G of the Code, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Miller of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Mr. Miller would have received under the terms of his amended and restated employment agreement if a trigger event had occurred on December 31, 2020:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)	Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance payments attributable to base salary(2)(3)	$750,000	$750,000
Severance payments attributable to bonus(4)	750,000	750,000
Acceleration of equity awards(5)(6)	15,676,258	15,676,258
Company-paid premiums(7)	21,627	21,627

Total	$17,197,885	$17,197,885

(1)

A termination is considered to be “in connection with a change of control” if Mr. Miller’s employment with us is either (i) terminated by us without cause or (ii) terminated by Mr. Miller for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 18 months following the consummation of a change of control.

(2)

Severance payments will be paid in a lump sum upon a qualifying termination in connection with a change of control or in continuing payments upon a qualifying termination that is not in connection with a change of control.

(3)

Calculations are based on the Chief Executive Officer’s base salary of $500,000, which was the base salary that was in effect for Mr. Saunders, the Company’s Chief Executive Officer, as of December 31, 2020.

(4)

Calculations are based on the Chief Executive Officer’s target bonus amount of $500,000, which was the target bonus amount that was in effect for Mr. Saunder’s under the 2020 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2020 above.

(5)

The value of the accelerated options was calculated by multiplying (a) the number of shares subject to acceleration by (b) the difference between $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020.

(6)

Assuming that Mr. Miller had terminated without cause or terminated for good reason (whether or not in connection with a change of control) as of December 31, 2020, the performance-based restricted stock units granted in February 2018, February 2019 and February 2020 would have resulted in shares vesting at the target performance level. The eligible shares were calculated using the closing price of our common stock and the related market index at December 31, 2020.

(7)	Represents the value of premiums paid by us for continued health, dental, and vision plans for Mr. Miller (and his eligible dependents) for 18 months.

As used in Mr. Miller’s amended and restated employment agreement, the terms “cause” and “change of control” have the meanings set forth above under the heading “Definitions for the Severance Agreement of Mr. Saunders.”

As used in the amended and restated employment agreement of Mr. Miller, the term “good reason” means without the executive’s express written consent: (i) a significant reduction or adverse change in his duties, position, or responsibilities, or the removal of her from such duties, position or responsibilities, (ii) a reduction by us in executive’s compensation below a level equal to 75% of the Chief Executive Officer’s total compensation as in effect immediately prior to such reduction, (iii) a material reduction by us in the kind or level of benefits to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced disproportionally to other members of senior management, (iv) our material breach of a term of the employment agreement or any other agreement between us and the executive, including our failure to obtain assumption of the employment agreement by any successor, and (v) the relocation of the executive to a facility or a location more than 35 miles from his then present employment location. In addition, the executive must provide us written notice of the existence of the one or more of the above conditions within 90 days of its initial existence and we must be provided with 30 days to cure the condition. If the condition is not cured within such 30-day period, the executive must terminate employment within 30 days of the end of such cure period in order to qualify as a termination for good reason.

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

Patricia Coughlin

In December 2018, Ms. Coughlin entered into a severance agreement with us. In the event that we terminate Ms. Coughlin without cause or if Ms. Coughlin terminates her employment for good reason, and in either event the termination does not occur during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Ms. Coughlin will receive: (i) a lump-sum payment equal to 50% of her base salary, (ii) six months of acceleration of all unvested equity awards, (iii) the payment of premiums for continued health, dental and vision benefits for Ms. Coughlin (and any eligible dependents) for up to six months, and (iv) all accrued compensation.

In the event that we terminate Ms. Coughlin without cause or if Ms. Coughlin terminates her employment for good reason, and in either event the termination occurs during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control, Ms. Coughlin will receive: (i) a lump-sum payment equal to 100% of her base salary plus 100% of her target annual bonus, (ii) full acceleration of all unvested equity awards with a 12-month post termination exercise period (unless the options expire earlier), (iii) the payment of premiums for continued health, dental and vision benefits for Ms. Coughlin (and any eligible dependents) for up to 12 months, and (iv) all accrued compensation.

The severance payments discussed above are subject to Ms. Coughlin signing and not revoking a release of claims and continuing to comply with her confidentiality and employment agreements.

Ms. Coughlin’s severance agreement also provides that in the event that the severance payments and other benefits payable to Ms. Coughlin constitute “parachute payments” under Section 280G of the Code, and would be subject to the applicable excise tax, then the severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Ms. Coughlin of the greatest amount of benefits on an after-tax basis.

The following table shows the pre-tax payments that Ms. Coughlin would have received under the terms of her severance agreement if a trigger event had occurred on December 31, 2020:

Benefits and Payments upon Trigger Event	Terminated Without Cause or Terminates for Good Reason in Connection with a Change of Control(1)		Terminated Without Cause or Terminates for Good Reason not in Connection with a Change of Control(1)
Severance Payments Attributable to Base Salary(2)(3)	$298,700		$149,350
Severance Payments Attributable to Bonus	143,480	(4)	—
Acceleration of Equity Awards(5)	3,405,437	(6)	1,300,545
Company-paid premiums(7)	9,246		4,623

Total	$3,856,863		$1,454,518

(1)

A termination is considered to be during the change of control period if Ms. Coughlin’s employment with us is either (i) terminated by us without cause or (ii) terminated by Ms. Coughlin for good reason, and in either event, during the period beginning three months prior to the consummation of a change of control and ending 12 months following the consummation of a change of control. If Ms. Coughlin’s employment is terminated as a result of her disability or her death, then Ms. Coughlin’s outstanding and unvested equity awards will vest as if Ms. Coughlin’s termination were treated as a termination without cause (and either within or outside of the change of control period, as applicable).

(2)	Severance payments will be paid in a lump sum upon a qualifying termination.
(3)	Calculations are based on a base salary of $298,700, which was the base salary that was in effect as of December 31, 2020.
(4)

Calculations are based on a target bonus amount of $143,480, which was the target bonus amount that was in effect under the 2020 Executive Compensation Plan. See the Grants of Plan-Based Awards Table for 2020 above.

(5)

The value of the accelerated options was calculated by multiplying (a) the number of shares subject to acceleration by (b) the difference between $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020, and the per share exercise price of the accelerated options. The value of the accelerated restricted stock units was calculated by multiplying (x) the number of restricted stock units subject to acceleration by (y) $44.04, the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2020.

(6)

Assuming that Ms. Coughlin had terminated without cause or terminated for good reason in connection with a change of control as of December 31, 2020, the performance-based restricted stock unit granted in April 2020 would have resulted in shares vesting at the target performance level. The eligible shares were calculated using the closing price of our common stock and the related market index at December 31, 2020.

(7)

Represents the value of premiums paid by us for continued health, dental, and vision plans for Ms. Coughlin (and her eligible dependents) for 12 months in the first column and for six months in the second column.

As used in Ms. Coughlin’s severance agreement, the terms “cause” and “change of control” have the meanings set forth above under the heading “Definitions for the Severance Agreement of Mr. Saunders.”

As used in the severance agreement of Ms. Coughlin, the term “good reason” means without the executive’s express written consent: (i) a significant reduction or adverse change in her duties, position, or responsibilities, or the removal of her from such duties, position or responsibilities, (ii) a reduction by us in the executive’s base salary as in effect immediately prior to such reduction unless (a) such reduction is part of a salary reduction plan across all of our key employees, (b) such reduction does not have a disproportionate effect on the executive in comparison to other key employees, and (c) such reduction is not in excess of 10% of the executive’s base salary, (iii) a material reduction by us in the kind or level of benefits to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced disproportionally to other members of senior management, (iv) our material breach of a term of the employment agreement or any other agreement between us and the executive, including our failure to obtain assumption of the employment agreement by any successor, and (v) the relocation of the executive to a facility or a location more than 35 miles from her then present employment location. In addition, the executive must provide us written notice of the existence of the one or more of the above conditions within 90 days of its initial existence and we must be provided with 30 days to cure the condition. If the condition is not cured within such 30-day period, the executive must terminate employment within 30 days of the end of such cure period in order to qualify as a termination for good reason.

To the extent awards are not assumed or substituted for in connection with a merger or change in control, our equity plans provide that such awards will accelerate and become fully exercisable.

Brian Swartz

In May 2016, Mr. Swartz entered into a severance agreement with us. Because Mr. Swartz voluntarily resigned in 2020, he was not entitled to any severance payments or other benefits payable under the agreement in connection with his departure or as of December 31, 2020.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by stockholders(2)	7,938,898	$8.66	8,002,118	(3)
Equity compensation plans not approved by stockholders	—	—	—

Total	7,938,898		8,002,118

(1)

The weighted average exercise price is calculated based on both: (a) outstanding stock options and (b) outstanding restricted stock units (including performance-based restricted stock units), which have no exercise price. The weighted average exercise price of the stock options alone was $37.81.

(2)

Includes the following plans: 2010 Equity Incentive Plan, 2009 Equity Incentive Plan, 1999 Stock Plan and 2010 Employee Stock Purchase Plan (the “ESPP”). Our ESPP provides that on the first day of each fiscal year beginning with the 2012 fiscal year until the ESPP terminates, the number of shares authorized for issuance under the ESPP will be automatically increased by a number equal to the least of (i) 1,200,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.

(3)

As of December 31, 2020, a total of 4,176,406 shares remained available for future issuance under the ESPP. The maximum number of shares subject to purchase rights under the ESPP is a function of stock price and total employee contributions. As such we cannot reasonably determine the number of shares subject to purchase rights as of December  31, 2020 under the ESPP and, accordingly, all such shares are reflected in this column.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is currently composed of Messrs. Carter and Tomlinson and Mses. Altobello and Steele. No interlocking relationship exists between any member of our Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of our Compensation Committee is or was formerly an officer or an employee of Cornerstone. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently comprises 11 members. While our board of directors is currently classified, at our 2018 annual meeting of stockholders, our stockholders approved a phased-in declassification of our board of directors. As of our 2021 Annual Meeting of stockholders, our board will no longer be classified, and all directors elected at the Annual Meeting will hold office for one year until our 2022 annual meeting of stockholders.

The director nominees are set forth below. Certain biographical and professional information for the director nominees, including their ages as of March 31, 2021 and the positions and offices they held with us, is set forth in this proxy statement under the heading “Board of Directors and Corporate Governance.”

Each director’s term continues until the election and qualification of his or her successor at our 2022 annual meeting of stockholders, or such director’s earlier death, resignation, or removal.

Director Nominees for Our 2021 Annual Meeting of Stockholders

Our Nominating and Corporate Governance Committee has recommended, and our board of directors has approved, Nancy Altobello, Felicia Alvaro, Robert Cavanaugh, Dean Carter, Richard Haddrill, Adam L. Miller, Joseph Osnoss, Philip S. Saunders, Steffan C. Tomlinson, and Sara Martinez Tucker as nominees for election as directors at the Annual Meeting. If elected, Mses. Altobello, Alvaro, and Tucker, and Messrs. Carter, Cavanaugh, Haddrill, Miller, Osnoss, Saunders, and Tomlinson will serve as directors until our next annual meeting of stockholders or until their respective successors are duly elected and qualified. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “For” the election of Mses. Altobello, Alvaro, and Tucker, and Messrs. Carter, Cavanaugh, Haddrill, Miller, Osnoss, Saunders, and Tomlinson. Each of the director nominees has accepted such our nomination to stand for election as director at the Annual Meeting; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of our director nominees requires a plurality vote of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Withhold votes and broker non-votes will have no effect on the outcome of the vote on this proposal.

Recommendation of our Board of Directors

Our board of directors recommends a vote FOR the 10 director nominees to serve until the next annual meeting of stockholders and their respective successors are duly elected and qualified.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officer as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the section titled “Compensation Discussion and Analysis,” and in particular the information discussed in the section titled “Compensation Discussion and Analysis — Key Compensation Highlights,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

Approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, our board of directors and our Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Our stockholders have recommended, and our board of directors has approved, a frequency of each year for advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will be at our 2022 Annual Meeting of Stockholders.

Recommendation of our Board of Directors

Our board of directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2021, which will include an audit of the effectiveness of our internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited our financial statements since fiscal 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the Annual Meeting virtually or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by our Audit Committee. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if our Audit Committee determines that such a change would be in the best interests of our company and its stockholders.

Principal Accountant Fees and Services

The following table sets forth the approximate aggregate fees incurred by us for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2020 and 2019, respectively:

Fee Category	Fiscal 2020(1)	Fiscal 2019
	(In thousands)
Audit Fees(2)	$6,945	$1,833
Audit-Related Fees(3)	1,331	187
Tax Fees(4)	2,226	251
All Other Fees(5)	5	3

Total Fees	$10,507	$2,274

(1)	The increase in fees in Fiscal 2020 compared to Fiscal 2019 is a result of professional services rendered by PricewaterhouseCoopers LLP in connection with our acquisition of Saba.
(2)

Audit Fees consisted of professional services rendered in connection with the audit of our annual financial statements, an audit of the effectiveness of our internal control over financial reporting, quarterly reviews of financial statements included in our Quarterly Reports on Form 10-Q, professional services rendered in connection with consents and reviews of other documents filed with the SEC including services, and statutory audits.

(3)

Audit-Related Fees consisted of professional services related to accounting and advisory and reports issued under attestation standards established by the AICPA and due diligence performed in connection with the acquisition of Saba.

(4)	Tax Fees consisted of professional services rendered in connection with tax compliance and consulting services.
(5)	All Other Fees consisted of fees paid for a subscription to an accounting research database.

Our Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of an independent registered public accounting firm. Under this policy, our Audit Committee is required to review and, as appropriate, pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of our Audit Committee, will not impair the independence of our independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. Our independent registered public accounting firm and our management are required to periodically report to our Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, our Audit Committee and its Chair may also pre-approve particular services on a case-by-case basis, as necessary or appropriate.

All PricewaterhouseCoopers LLP services and fees in fiscal 2020 and 2019 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

Recommendation of our Board of Directors

Our board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the fiscal year ending December 31, 2021.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2020. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of Nasdaq and rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the board of directors, which is available on the Investor Relations page of our website at investors.cornerstoneondemand.com, under “Governance Documents” within the “Governance” section. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis and its charter was most recently updated in February 2019.

With respect to the financial reporting process of Cornerstone OnDemand, Inc. (the “Company”), the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the Company’s financial statements or guarantee the audits or reports of PwC. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and PwC;

•	discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”); and

•

received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Felicia Alvaro

Richard Haddrill

Kristina Salen, Chair

Steffan C. Tomlinson

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC reports about their ownership of our common stock and other equity securities. Such directors, officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the reports provided to us and on written representations received from our directors and executive officers that no annual Form 5 reports were required to be filed by them, we believe that all of our directors and executive officers, and persons who beneficially own more than 10% of our common stock, complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2020, except that each of Patricia Coughlin and Brian L. Swartz filed one Form 4 reporting one transaction late.

Stockholder Proposals

Stockholder Proposals for 2022 Annual Meeting of Stockholders

The submission deadline for stockholder proposals to be included in our proxy materials for our 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 22, 2021 except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Secretary at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2022 Annual Meeting of Stockholders

Under our bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of our board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our bylaws as in effect from time to time. For our 2022 Annual Meeting of Stockholders, a stockholder notice must be received by our Secretary at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404, no earlier than February 5, 2022 and no later than March 7, 2022. However, if our 2022 Annual Meeting of Stockholders is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of our 2021 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to our 2022 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to our 2022 Annual Meeting of Stockholders, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our advance notice provisions in section 2.4 of our bylaws for additional information and requirements. A copy of our bylaws may be obtained by writing to our Secretary at the address listed above.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders. Under this process, multiple stockholders sharing an address will receive a single copy of the Notice and, if applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. Any stockholders who object to or wish to begin householding may notify the Broadridge Householding Department by phone at 1-866-540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Fiscal Year 2020 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K, which we filed with the SEC on February 22, 2021. Our Annual Report and this proxy statement are posted on our website at investors.cornerstoneondemand.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations at Cornerstone OnDemand, Inc., 1601 Cloverfield Blvd., Suite 620 South, Santa Monica, California 90404.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote, to the extent permitted under SEC rules, shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by Internet or by telephone using the instructions on the Notice, or, if you have requested to receive paper copies of our proxy materials, by following the voting instructions on the enclosed proxy card.

The Board of Directors of Cornerstone OnDemand, Inc.

Santa Monica, California

April 21, 2021

cornerstone CORNERSTONE ONDEMAND, INC. 1601 CLOVERFIELD BLVD. SUITE 620 SOUTH SANTA MONICA, CA 90404 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CSOD2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D48864-P54281 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CORNERSTONE ONDEMAND, INC. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Nancy Altobello 02) Felicia Alvaro 03) Robert Cavanaugh 04) Dean Carter 05) Richard Haddrill 06) Adam L. Miller 07) Joseph Osnoss 08) Philip S. Saunders 09) Steffan C. Tomlinson 10) Sara Martinez Tucker To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve, on an advisory basis, the compensation of our named executive officers. [    ] [    ] [    ] 3. To ratify the appointment of PricewaterhouseCoopers LLP as Cornerstone OnDemand, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2021. [    ] [    ] [    ] NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D48865-P54281 CORNERSTONE ONDEMAND, INC. Annual Meeting of Stockholders June 8, 2021 1:00 PM Pacific Daylight Time This proxy is solicited by the Board of Directors The undersigned stockholder of CORNERSTONE ONDEMAND, INC. (“Cornerstone”), a Delaware corporation, hereby appoints Philip S. Saunders and Adam Weiss, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2021 Annual Meeting of Stockholders of Cornerstone to be held on June 8, 2021, at 1:00 p.m. Pacific Daylight Time, via live webcast at www.virtualshareholdermeeting.com/CSOD2021 or by means of remote communication, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there virtually present upon such business as may properly come before the meeting, including the items on the reverse side of this form. This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted “FOR” all nominees in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Continued and to be signed on reverse side